Exhibit 10.1

[Individual names and contact information have been redacted from Section 10.4, because they are not material to an understanding of this agreement and are typically treated as confidential by the parties thereto.]

ASSET PURCHASE AGREEMENT
by and among
BAYFIRST FINANCIAL CORP.
BAYFIRST NATIONAL BANK
and
BANESCO USA
dated as of September 25, 2025

TABLE OF CONTENTS
Page

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SCHEDULES
Schedule 1.2 – Key Employees
Schedule 2.2(a)(iv) – Assumed Contracts
Schedule 2.3 – Purchased Loans
Schedule 3.1(b) – Sample Purchase Price Calculation
Disclosure Schedules
EXHIBITS
Exhibit A – LSP Agreement
Exhibit B – Assignment Agreement
Exhibit C – Sample Calculation

i

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 25, 2025 (the “Effective Date”), is entered into by and among BayFirst Financial Corp., a Florida corporation (“Holdco”), BayFirst National Bank, a national banking association (the “Seller Bank” and together with Holdco, the “Seller Parties”), and Banesco USA, a Florida corporation (the “Purchaser”). As used in this Agreement, capitalized terms have the meanings ascribed to them in Article 1 or as otherwise defined elsewhere in this Agreement.
RECITALS
WHEREAS, Holdco is a bank holding company that operates through its wholly-owned subsidiary, Seller Bank, a national banking association that engages in, among other things, the business of (i) originating loans that are partially guaranteed by the United States Small Business Administration (the “SBA”) pursuant to Section 7(a) of the Small Business Act (collectively, the “SBA Loans”), (ii) servicing the SBA Loans in exchange for servicing fees, and (iii) selling partial interests in the guaranteed and unguaranteed portions of the SBA Loans for value (the “Business”); and
WHEREAS, the Seller Parties desire to sell and assign to the Purchaser, and the Purchaser desires to purchase from the Seller Parties, on the terms and subject to the conditions set forth in this Agreement, the Acquired Assets (as hereinafter defined).
NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINED TERMS
For purposes of this Agreement, the following terms have the respective meanings set forth below:
“Accounting Principles” means the specific accounting methods, policies, assumptions, procedures, classifications, estimation methodologies, and practices (including, without limitation, any materiality thresholds, judgments, and conventions) that were consistently applied by the Seller Parties in the preparation of their most recent audited annual financial statements on Form 10-K and their most recent unaudited quarterly financial statements on Form 10-Q, including all notes thereto, as filed with the Securities and Exchange Commission.
“Acquired Assets” has the meaning set forth in Section 2.1.
“Action” or “Actions” means any claims, actions, suits, proceedings and investigations, whether at law or in equity or before any court, arbitrator, arbitration panel or Governmental Authority.
“Adjusted Purchase Price” has the meaning set forth in Section 3.2(c).

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Article” has the meaning set forth in Section 10.14.
“Assignment Agreement” has the meaning set forth in Section 3.6(b).
“Assumed Contracts” has the meaning set forth in Section 2.2(a)(iv).
“Assumed Liabilities” has the meaning set forth in Section 2.2(c)(ii).
“Book Value” as used in this Agreement means the book value of the Loan Servicing Rights of the Purchased Assets as of the Closing Date, calculated in accordance with US GAAP and the Accounting Principles, using the amortization method of accounting. The calculation shall apply the same methodology that was used to determine the value of such Loan Servicing Rights as reflected in the data room for the Transaction as of June 30, 2025 and August 31, 2025.
“Business” has the meaning set forth in the recitals to this Agreement.
“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the State of Florida are authorized or obligated by Law or executive order to be closed.
“Change of Control Transaction” has the meaning set forth in Section 6.9(a).
“Closing” has the meaning set forth in Section 3.5.
“Closing Agreements” means, collectively, this Agreement, the LSP Agreement, the Assignment Agreement and the Purchased Loan Schedule, and all other assignments and agreements among the Parties required to be delivered at or prior to the Closing pursuant to the terms of this Agreement.
“Closing Date” has the meaning set forth in Section 3.5.
“Code” has the meaning set forth in Section 4.9.
“Collateral” means all the collateral given from time to time to secure payment and performance of the obligations under the Loan Documents.
“Confidential Information” has the meaning set forth in Section 6.12.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 3, 2025, by and between the Purchaser and the Seller Bank.

“Credit Risk Rating” means the internal or external assessment, score, or classification assigned to an SBA Loan that reflects the likelihood of default or non-payment by the Loan Obligor, as determined in accordance with the originating lender’s customary credit risk evaluation procedures or, if applicable, as assigned by the SBA or any other relevant regulatory authority.
“Damages” means all losses, damages, judgments, fines, penalties, costs and expenses (including reasonable costs of investigation, defense or settlement, court costs and reasonable fees and expenses of attorneys and other professionals), claims, awards, assessments, charges, Taxes or other liabilities whatsoever, whether contractual, tortious, statutory or otherwise, suffered, sustained, paid or incurred by a Person, including in connection with any Action, whether involving a claim brought by a Governmental Authority, a Third Party Claim, or a claim solely between the Parties hereto; provided that except to the extent awarded in respect of a Third Party Claim, Damages shall not include any (1) indirect, punitive, exemplary or similar damages or (2) special or incidental damages or diminution in value (in each case, other than to the extent reasonably foreseeable).
“Disclosure Schedules” means the written disclosure schedules delivered by the Seller Parties to the Purchaser concurrently with the execution and delivery of this Agreement dated as of the date hereof.
“Effective Date” has the meaning set forth in the preamble to this Agreement.
“Estimated Closing Statement” has the meaning set forth in Section 3.1(b).
“Estimated Purchase Price” has the meaning set forth in Section 3.1(b).
“Event of Default” means the events and circumstances constituting an event of default under the applicable Loan Documents.
“Excluded Assets” has the meaning set forth in Section 2.2(b).
“Excluded Liabilities” has the meaning set forth in Section 2.2(d).
“Excluded Loan” means any SBA Loan of the Seller Parties that, as of the Closing Date as reasonably determined by the Purchaser, fails to meet any of the following minimum criteria: (a) the loan is not in default or has a payment that is more than thirty (30) days past due and is not the subject of any pending or threatened litigation, dispute, or contest, whether judicial, administrative, or otherwise; (b) the Credit Risk Rating of the loan has not been downgraded to a 6 or worse, (c) the loan is evidenced by complete, original, and duly executed Loan Documents, and such Loan Documents have not been lost, destroyed, or materially altered, except as otherwise disclosed in writing to the Purchaser and expressly accepted by the Purchaser; (d) the loan is not subject to any known claims, defenses, offsets, counterclaims, or rights of rescission or setoff by the borrower or any third party; (e) the loan is in compliance in all material respects with all applicable Laws and the SBA Rules and Regulations; and (f) the loan is not subject to any other defect, deficiency, or circumstance that, in the Purchaser’s reasonable judgment, would adversely affect the value, enforceability, or collectability of such loan. Any loan identified by the Purchaser in writing to the Seller Parties as failing to meet any of the foregoing criteria shall be deemed an “Excluded Loan” and shall not be included among the Acquired Assets purchased by Purchaser under this Agreement.
“Exhibit” has the meaning set forth in Section 10.14.
“Files” means the credit, documentation and transaction files of the Seller Parties relating to the Purchased Loans and including all Loan Documents related to or evidencing each Purchased Loan.
“Final Purchased Loan Schedule” has the meaning set forth in Section 3.2(c).
“Fraud” means an intentional and knowing misrepresentation of material facts with intent to deceive with respect to the making of the representations and warranties contained in this Agreement, as determined pursuant to a common law fraud claim brought under the Laws of the State of Florida.
“Governmental Authority” means any federal, state, local or foreign government or any court, department, instrumentality, commission, tribunal or agency, including administrative or regulatory agencies or other governmental authority or agencies, any arbitrator, or any domestic or foreign entity, including, any other federal, regional, state, autonomous, local, municipal, legislature, board, public entity, governmental, regulatory (including any stock exchange), judicial or administrative agency, commission or authority, any self-regulatory association or authority, any court or other tribunal of competent jurisdiction, any registry, any public administration or any other governmental authority or instrumentality.
“Guaranteed Interest” means the portion of an SBA Loan that is guaranteed by the SBA.
“Holdco” has the meaning set forth in the preamble to this Agreement.
“Indemnified Party” has the meaning set forth in Section 8.5(a).
“Indemnifying Party” has the meaning set forth in Section 8.5(a).
“Independent Accountant” has the meaning set forth in Section 3.2(c).
“Key Employees” means those Relevant Employees who, prior to the Closing Date, have been identified by the Purchaser to the Seller Parties as key to the continuing origination, maintenance and servicing of the Purchased Loans after the Closing Date, including the employees listed in Schedule 1.2.
“Law” means any federal, state, local or other law or treaty or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

“Liability” means any actual or potential liability or obligation, including any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured and whether due or to become due, regardless of when asserted.
“Lien” or “Liens” means any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature.
“Loan Assignment Agreement” means a Sale and Participation Agreement, or other substantially similar agreement, pursuant to which either of the Seller Parties has sold or assigned any portion of an SBA Loan that remains outstanding.
“Loan Documents” means the Notes, the Loan Assignment Agreements, the SBA Authorizations, the Loan Guaranty Agreement, the Security Documents and all other agreements, instruments and documents delivered or to be delivered to the Seller Parties in connection with or relating to each of the Purchased Loans.
“Loan Obligors” means, collectively, the obligors on the Purchased Loans.
“Loan Servicing Rights” means, with respect to any Purchased Loan, any and all contractual, statutory, and equitable rights, powers, benefits, and privileges held by the Seller Parties, whether direct or indirect, absolute or contingent, now existing or hereafter arising, to act in any capacity as servicer, master servicer, sub-servicer, or administrator of such Purchased Loan.
“LSP Agreement” has the meaning set forth in Section 3.6(a).
“Material Adverse Effect” means a material adverse effect with respect to the Acquired Assets, taken as a whole, excluding, any effect to the extent resulting from: (i) general economic or political conditions or conditions in the financial, credit or securities markets (including changes in interest or currency exchange rates) in the jurisdictions in which the Seller Parties operate; (ii) any acts of God, natural disasters, epidemic, pandemic, or disease outbreak, terrorism, hostilities, sabotage, war or any escalation or worsening of acts of terrorism, hostilities or war in the jurisdictions in which the Seller Parties operate; (iii) any event, development, effect, fact or change generally affecting any of the industries or markets in which the Seller Parties operate, including cyclical fluctuations and trends; (iv) any enactment of, change in, or change in interpretation of, applicable Law, the SBA Rules and Regulations, or in the Accounting Principles or applicable accounting standards; (v) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the transactions contemplated hereby, including by reason of the identity of Purchaser or any communication by Purchaser regarding the plans or intentions of Purchaser with respect to the conduct of the Business of the Seller Parties, and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, financing sources, employees, labor unions, works councils or regulators; or (vi) any action taken pursuant to, or required by, the express terms of this Agreement or at the direction of Purchaser; provided that any effect arising out of or resulting from any change or event referred to in clauses (i), (ii), (iii) or (iv) above may constitute a Material Adverse Effect to the extent that such change or event has a materially disproportionate impact on the Seller Parties compared to other companies that operate in the industries in which the Seller Parties operate.
“Minimum Servicing Period” has the meaning set forth in Section 6.13(b).
“New SBA Loans” means any SBA Loans that (a) are not Purchased Loans or Pipeline Loans and (b) are originated and funded by the Seller Parties after the Effective Date and before the Closing Date.
“Notes” means the promissory notes evidencing the SBA Loans.
“Notice” has the meaning set forth in Section 10.4.
“Objection Notice” has the meaning set forth in Section 3.2(b).
“Obligor Payments” means such credits or funds as may have been paid or delivered by Loan Obligors in connection with the Purchased Loans and for which the Seller Parties (or their successors or assigns) are obligated to return or apply to the principal balance of such loans.
“OCC” means the Office of the Comptroller of the Currency.
“OCC Non-Objection” has the meaning set forth in Section 7.1(e).
“Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.
“Parties” means, together, the Seller Parties and the Purchaser and their respective permitted successors and assignees, and each individually, a “Party”.
“Person” means any natural person, corporation, business trust, joint venture, association, company, firm, partnership, or other entity or Governmental Authority.
“Pipeline Loan” means any SBA Loan that is originated and funded between September 1, 2025 and the Closing Date, and that is included among the Purchased Loans pursuant to Section 2.3 hereof.
“Post-Closing Review Period” has the meaning set forth in Section 6.14(a).
“Pre-Closing Issue” has the meaning set forth in Section 6.14(a).
“Proposed Final Purchase Price” has the meaning set forth in Section 3.2(a).
“Proprietary Origination and Servicing Materials” has the meaning set forth in Section 6.16.
“Purchase Price” has the meaning set forth in Section 3.1(a).

“Purchase Price Allocation Schedule” has the meaning set forth in Section 3.3.
“Purchased Loan Schedule” has the meaning set forth in Section 2.3.
“Purchased Loans” has the meaning set forth in Section 2.2(a)(i).
“Purchaser” has the meaning set forth in the preamble to this Agreement.
“Purchaser Closing Statement” has the meaning set forth in Section 3.2(a).
“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.4 and Section 5.5.
“Purchaser Indemnitees” has the meaning set forth in Section 8.2.
“Regulatory Matters” has the meaning set forth in Section 7.1(e).
“Relevant Employees” has the meaning set forth in Section 6.8(a).
“Required Consents” has the meaning set forth in Section 4.3.
“Restricted Parties” has the meaning set forth in Section 6.9(a).
“Restricted Period” has the meaning set forth in Section 6.9(a).
“Retained Copies” has the meaning set forth in Section 6.15.
“Retained Loans” has the meaning set forth in Section 2.5.
“Review Period” has the meaning set forth in Section 3.2(b).
“SBA” has the meaning set forth in the Recitals.
“SBA Approval” has the meaning set forth in Section 7.1(e).
“SBA Authorization” means, with respect to a Purchased Loan, an SBA Authorization and Loan Agreement addressed to the Seller Bank and executed by, among other parties, the SBA (or, where permitted, by the Seller Bank on behalf of the SBA) and the Seller Bank (where required), together with all amendments related thereto.
“SBA Guaranty” means the guaranty agreement(s) executed and delivered by the SBA in connection with each of the Purchased Loans.
“SBA Loans” has the meaning set forth in the Recitals. As used in this Agreement, the term “SBA Loans” includes, with respect to each such loan, the Guaranteed Interest and the Unguaranteed Interest of such loan, collectively.
“SBA Loan Schedule” has the meaning set forth in Section 4.7(a).

“SBA PLP Authority” means the authority granted by the SBA to a party by written agreement that permits such party to make SBA Loans in a particular SBA jurisdiction pursuant to the Preferred Lenders Program provided for in Section 7(a) of the Small Business Act, and the regulations promulgated thereunder.
“SBA Rules and Regulations” means the rules and regulations of the SBA set forth in 13 C.F.R. §120 et seq., promulgated pursuant to the Small Business Act and the Small Business Investment Act of 1958, as amended (15 U.S.C. §681 et seq.), and the policies, manuals, guidelines and operating procedures of the SBA.
“SBA SOP” has the meaning set forth in Section 4.7(a).
“Schedule” has the meaning set forth in Section 10.14.
“Section” has the meaning set forth in Section 10.14.
“Security Documents” means promissory notes; guaranties; security agreements; mortgages; deeds of trust; collateral assignments; Uniform Commercial Code (UCC) financing statements (including, but not limited to, UCC-1 financing statements); vehicle titles; ALTA policies; title insurance policies; assignments of leases and rents; control agreements; pledge agreements; subordination agreements; intercreditor agreements; and any other agreements, certificates, documents, or instruments, whether now existing or hereafter arising, that evidence, perfect, or otherwise secure any Collateral in respect of the Purchased Loans.
“Seller Bank” has the meaning set forth in the preamble to this Agreement.
“Seller Parties” has the meaning set forth in the preamble to this Agreement.
“Seller Parties Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.7, Section 4.8, Section 4.10, Section 4.11 and Section 4.12.
“Seller Parties’ Knowledge” or “Knowledge of Seller Parties” means, as to a particular matter, the knowledge of Tom Zernick, Robin Oliver and Scott McKim, after reasonable inquiry by such individuals.
“Seller Party Indemnitees” has the meaning set forth in Section 8.3.
“Seller Taxes” means (A) all liabilities of the Seller Parties or any member of any consolidated, affiliated, combined or unitary group of which a Seller Party is or has been a member for Taxes, (B) all liabilities of the Seller Parties or any member of any consolidated, affiliated, combined or unitary group of which a Seller Party is or has been a member for Taxes attributable to the Acquired Assets for any all taxable periods ending on or prior to the Closing Date and the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date (collectively, the “Pre-Closing Period”), including any Taxes which are not due or assessed until after the Closing Date but which are attributable to such Pre-Closing Period, (C) Taxes that arise out of the consummation of the Transactions or other Taxes of the

Seller Parties of any kind or description that become a liability of the Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law, and (D) the Taxes described in Section 6.6(b)(iii) that are the responsibility of the Seller Parties.
“Small Business Act” means the Small Business Act of 1953, as amended (15 U.S.C. §636(a)).
“Sublease Agreement” means that certain Sublease Agreement dated the Closing Date for the use by the Purchaser of approximately 7,826 square feet of the premises located at 700 Central Avenue, St. Petersburg, Florida 33701, on the terms and subject to the conditions specified therein.
“Successor” has the meaning set forth in Section 6.13(c).
“Survival Expiration Date” has the meaning set forth in Section 8.1(b).
“Tax” or “Taxes” means: (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, escheat, unclaimed property, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; (c) any deficiency, interest or penalty imposed with respect to any of the foregoing (including any penalty for failing to timely file a Tax Return and/or failing to file an accurate Tax Return); and (d) any liability with respect to amounts described in clauses (a) through (c) above as a result of Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise incurred.
“Tax Return” means all federal, state, local, foreign and other Tax returns and reports, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any taxing authority with respect to Taxes, including any amendment made with respect thereto.
“Termination Date” has the meaning set forth in Section 9.1(b).
“Third Party Claim” has the meaning set forth in Section 8.5(a).
“Transaction(s)” means the transactions contemplated by this Agreement and the other Closing Agreements.
“Transfer Documents” means the Uniform Commercial Code financing statement assignments, bills of sale, deeds, endorsements, assignments of mortgages, deeds of trust or other documents, and other good and sufficient instruments of conveyance and transfer, in a form reasonably satisfactory to the Seller Parties, the Purchaser and their respective counsel, and as the Purchaser may reasonably request or as may be otherwise reasonably necessary to vest in the

Purchaser all the legal and equitable right, title and interests of the Seller Parties in, to or under the Acquired Assets, including complete Files and all Loan Documents (including, without limitation, original executed Notes for each Purchased Loan), properly endorsed to the Purchaser.
“Transfer Taxes” has the meaning set forth in Section 6.6(a)(iii).
“Transferred Employees” has the meaning set forth in Section 6.8(b).
“Unfunded Pre-Closing Obligation” has the meaning set forth in Section 3.4(b).
“Unguaranteed Interest” means the portion of each SBA Loan that is not a Guaranteed Interest.
“Unpaid Principal Balance” means the aggregate unpaid principal balance of the Purchased Loans at the Closing Date after, and to extent of, application of all principal payments and recoveries applied (or to be applied) to principal received on or before such date.
“US GAAP” means United States generally accepted accounting principles, as in effect on the Effective Date.
“Whole Loans” means any New SBA Loans as to which the Seller Parties have not completed the sale of any Guaranteed Interests or Unguaranteed Interests as of the Closing Date.
ARTICLE 2
PURCHASE AND SALE
Section 2.1Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, the Seller Parties shall grant, sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Seller Parties, all right, title and interest of the Seller Parties in, to and under all of the assets identified and listed in Section 2.2 below (the “Acquired Assets”), free and clear of any and all Liens.
Section 2.2Acquired Assets.
(a)The term “Acquired Assets” means, collectively, all right, title and interest of the Seller Parties in and to the following assets, properties and rights, whether now existing or hereafter arising and wherever located:
(i)the portfolio of SBA Loans listed in the Final Purchased Loan Schedule prepared in accordance with Section 2.3(b) (collectively, the “Purchased Loans”), whether held by the Seller Parties for investment or for sale, in whole or in part, and whether any participation interests constituting Guaranteed Interests or Unguaranteed Interests therein have been sold or otherwise transferred to third parties, including all Loan Documents evidencing such Purchased Loans;
(ii)all Loan Servicing Rights in respect of, and all rights and interests of the Seller Parties related to the origination, underwriting, funding, closing or sale of, the Purchased Loans;

(iii)all rights to receive and retain interest income, principal repayments, prepayment premiums, servicing fees, late charges, origination fees, gain-on-sale income and any other amounts or revenues of any nature derived from or in respect of the Purchased Loans;
(iv)all contractual rights, benefits, claims, causes of action, indemnities, warranties, remedies and other interests of the Seller Parties under, arising out of or relating to the contracts, agreements and commitments listed on Schedule 2.2(a)(iv) (collectively, the “Assumed Contracts”), including, without limitation: (A) all rights to receive payments, fees, reimbursements, damages and other sums due or to become due thereunder; (B) all rights to enforce or compel performance, to exercise remedies, to give or withhold consents, to receive notices and to assert claims, defenses or offsets in respect thereof; and (C) all proceeds of the foregoing, whether now existing or hereafter arising; and
(v)the Proprietary Origination and Servicing Materials.
(a)Excluded Assets. The Purchaser will not purchase from the Seller Parties, and the Seller Parties will retain, all right, title and interest in and to (i) the Excluded Loans, (ii) any contracts entered into by either Seller Party other than the Assumed Contracts, and (iii) any other assets, properties, rights or business which are not expressly described in Section 2.2 (the “Excluded Assets”).
(b)Assumed Liabilities.
(i)Notwithstanding anything contained herein to the contrary, except for the Assumed Liabilities, the Purchaser shall not assume any Liabilities of the Seller Parties or any of their respective Affiliates, whether or not arising out of or relating to the Acquired Assets or any business of the Seller Parties, all of which Liabilities shall, at and after the Closing, remain the exclusive responsibility of the Seller Parties, as applicable.
(ii)As the sole exception to Section 2.2(c)(i), on the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume and agree to pay and discharge when due only the performance obligations that arise following the Closing under the Assumed Contracts listed in Schedule 2.2(a)(iv), and then only to the extent such obligations: (i) were not required to be performed prior to the Closing Date, (ii) are disclosed on the face of the Assumed Contracts, and (iii) do not relate to a breach by either of the Seller Parties of any Assumed Contract that occurred on or prior to the Closing Date (collectively, the “Assumed Liabilities”). For the avoidance of doubt, the Purchaser shall not assume any Liabilities of the Seller Parties arising pursuant to any Assumed Contracts that were accrued, or that relate to work or services performed, during any period prior to the Closing Date.
(c)Excluded Liabilities. The Purchaser shall not be obligated to pay or perform any Liability arising from the ownership of the Acquired Assets or operation of the Business prior to the Closing Date (collectively, the “Excluded Liabilities”) including, without limitation, the following:
(i)Any accounts payable or expenses of the Seller Parties, including any such accounts or expenses related to the origination, collection or administration of (A) the Acquired Assets that accrued or were incurred prior to the Closing Date, or (B) the Excluded Assets;

(ii)Any Liabilities of the Seller Parties for any Taxes, including all Liabilities for Taxes incurred by the Seller Parties in connection with the operation of their respective businesses or attributable to the ownership, collection or administration of the Purchased Loans, including any Taxes based on or measured by income arising from the Acquired Assets on or prior to the Closing Date or from the consummation of the Transactions; and
(iii)Any Liabilities owed by either of the Seller Parties to any employee, independent contractor, Governmental Authority or other Person related to the ownership of the Acquired Assets or the operation of the Business prior to the Closing Date.
Section 2.3Purchased Loan Schedule.
(a)Schedule 2.3 attached hereto (the “Purchased Loan Schedule”) sets forth a true, correct, and complete list, as of the Effective Date, of the Purchased Loans to be acquired by the Purchaser pursuant to this Agreement. Between the Effective Date and Closing Date, the Purchased Loan Schedule shall be updated to (i) include Pipeline Loans pursuant to Section 2.3(b) and (ii) exclude any SBA Loan that constitutes an Excluded Loan.
(b)From the Effective Date through the Closing Date, the Purchaser shall have the option, in its sole discretion, to elect to add to the Purchased Loan Schedule any SBA Loans that are Pipeline Loans originated and funded by the Seller Parties between September 1, 2025 and the Closing Date. The Seller Parties shall provide the Purchaser, on a weekly basis, an updated list of all Pipeline Loans that have been closed and funded during the prior week. The Purchaser shall have the option, but not the obligation, to add any such Pipeline Loans to the Purchased Loan Schedule at any time prior to the Closing Date by providing written notice to the Seller Parties identifying the Pipeline Loans to be added. The Seller Parties and the Purchaser shall cooperate in good faith to update the Purchased Loan Schedule to reflect the addition of any such Pipeline Loans as elected by the Purchaser pursuant to this Section 2.3(b).
(c)The initial list of Purchased Loans as of the Effective Date shall be provided to the SBA. The Parties shall promptly notify the SBA in writing of any additions to the Purchased Loan Schedule made pursuant to Section 2.3(b).
(d)The Purchase Price payable at Closing and determined in accordance with Article 3 shall reflect (x) the addition or removal of any loans from the initial Purchased Loan Schedule, including the removal of any SBA Loans that become Excluded Loans between the Effective Date and the Closing Date, (y) any Pipeline Loans included in the Purchased Loan Schedule that are closed and funded after September 1, 2025 and before the Closing Date, and (z) all principal payments, charge-offs, advances, accruals, or other changes affecting any Purchased Loan between the date of the Purchased Loan Schedule and the Closing Date. The Parties shall cooperate in good faith to determine the amount of such adjustment, if any. The final definitive Purchased Loan Schedule shall be determined and agreed upon by the Parties in the manner provided in Section 3.2.
Section 2.4Payments. Except as otherwise provided in this Agreement, and except to the extent adjusted among the Parties at Closing pursuant to Section 2.3, any servicing fees, and any other items of servicing income attributable to the Purchased Loans allocable to any period prior to the Closing, and reimbursements of servicing expenses and servicing advances paid by the Seller Parties, shall belong to the Seller Parties, and any servicing fees, and any other items of servicing income attributable to the Purchased Loans allocable to any period after the Closing, and reimbursements of servicing expenses and servicing advances paid by the Purchaser, shall belong to the Purchaser. After the Closing Date, to the extent that the Purchaser receives payments allocable to the Seller Parties in accordance with this Agreement and the Closing Agreements, the Purchaser shall promptly account for and turn over such payments to the Seller Parties, and to the extent that the Seller Parties receive any payments allocable to the Purchaser in accordance with this Agreement and the Closing Agreements, the Seller Parties shall promptly account for and turn over such payments to the Purchaser.
Section 2.5Servicing of Retained Loans; Loan Servicing Rights. Subject to the provisions of Section 6.13, and as a material inducement for the Purchaser to complete the Transactions, effective as of the Closing Date, the Purchaser shall be appointed as the exclusive subservicer for (a) any SBA Loans of the Seller Parties that are not acquired pursuant to this Agreement as Purchased Loans, and (b) the portion of any SBA Loans previously sold by the Seller Parties (whether Whole Loans, Guaranteed Interests or Unguaranteed Interests) and for which the Seller Parties have (or either of them has) retained servicing rights (collectively, the “Retained Loans”) in accordance with the terms of the LSP Agreement. It is expressly understood and agreed that, from and after the Closing Date, the Purchaser (i) shall have acquired pursuant to this Agreement all Loan Servicing Rights with respect to the Purchased Loans, including all Pipeline Loans included therein, and (ii) pursuant to the terms of the LSP Agreement and subject to Section 6.13, shall be appointed as the exclusive subservicer with respect to any Retained Loans, including any New SBA Loans originated by the Seller Parties after the Effective Date.
Section 2.6Agreements Not Assigned. To the extent that either of the Seller Parties’ rights under any Assumed Contract included among the Acquired Assets may not be assigned to the Purchaser without the consent of another Person that has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller Parties, at their expense, shall use their respective commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Purchaser’s rights under the Acquired Assets in question so that the Purchaser would not in effect acquire the benefit of all such rights, the Seller Parties, to the maximum extent permitted by Law, shall act after the Closing as the Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law, with the Purchaser in any other reasonable arrangement designed to provide such benefits to the Purchaser.
ARTICLE 3
PURCHASE PRICE; CLOSING
Section 3.1Purchase Price; Payments at Closing.
(a)In consideration of the sale, transfer and assignment of the Acquired Assets and the other covenants of the Seller Parties contained in this Agreement, the aggregate purchase price (the “Purchase Price”) shall equal the sum of (i) ninety-seven percent (97%) of the aggregate Unpaid Principal Balance of the Purchased Loans as of the close of business on the Closing Date, plus (ii) the Book Value, determined in accordance with GAAP and consistent with the Accounting Principles, of the Loan Servicing Rights relating to such Purchased Loans as of the Closing Date.
(b)Schedule 3.1(b) sets forth, for illustrative purposes only, a sample Purchase Price calculation as of the Effective Date, prepared in accordance with, and demonstrating the application of, the Accounting Principles mutually agreed upon by the Parties. No later than five (5) Business Days before the Closing Date, the Seller Parties shall deliver to the Purchaser a statement (the “Estimated Closing Statement”) setting forth their good-faith calculation of the Purchase Price as of the Closing Date (the “Estimated Purchase Price”) and

showing in reasonable detail the components of such calculation, including the Purchased Loans and the Excluded Loans (to the extent previously included in the Purchased Loan Schedule). The Estimated Closing Statement shall be prepared in accordance with US GAAP and the Accounting Principles. The Seller Parties shall make available to the Purchaser and its representatives all work papers, schedules, underlying data and personnel reasonably necessary to verify the information included in the Estimated Closing Statement.
(c)Upon the Purchaser’s written acceptance of the Estimated Closing Statement, and subject to satisfaction or waiver of the conditions precedent contained herein, the Purchaser shall, on the Closing Date, pay to the Seller Bank, by wire transfer of immediately available funds, an amount equal to the Estimated Purchase Price to the account designated in writing by the Seller Bank.
Section 3.2Post-Closing Purchase Price Adjustment; Final Purchased Loan Schedule.
(a)Within forty-five (45) days after the Closing Date, the Purchaser shall deliver to the Seller Parties a statement (the “Purchaser Closing Statement”) setting forth Purchaser’s determination of the Purchase Price as of the Closing Date (the “Proposed Final Purchase Price”) calculated based on the Unpaid Principal Balance of the Purchased Loans and the Book Value of the Loan Servicing Rights at and as of the Closing Date. In preparing the Purchaser Closing Statement, the Purchaser shall account for any Obligor Payments, Unfunded Pre-Closing Obligations and Excluded Loans not previously accounted for in the Estimated Closing Statement and the Purchased Loan Schedule. The Purchaser Closing Statement shall be prepared in accordance with US GAAP, the Accounting Principles and the methodologies used in the Estimated Closing Statement.
(b)The Seller Parties shall have forty-five (45) days after receipt of the Purchaser Closing Statement (the “Review Period”) to review such statement and may, on or before the last day of the Review Period, deliver to the Purchaser a written notice describing in reasonable detail any disputed items and the Seller Parties’ proposed adjustments (an “Objection Notice”). Any item not disputed in an Objection Notice shall be final and binding. During the Review Period the Purchaser shall provide the Seller Parties reasonable access during normal business hours to the work papers, schedules, underlying data and personnel reasonably necessary to verify the information included and other materials used to prepare the Purchaser Closing Statement and shall otherwise cooperate with the Seller Parties’ review.
(c)The Purchaser and the Seller Parties shall use commercially reasonable efforts to resolve any disputed items within twenty (20) days after the Purchaser receives an Objection Notice. Any item resolved by agreement shall be final and binding. If all disputed items are not resolved within such 20-day period, either Party may submit the unresolved items to an independent certified public accounting firm of national standing mutually selected by the Purchaser and the Seller Parties (the “Independent Accountant”). If the Parties fail to agree on the Independent Accountant within ten (10) days, the American Arbitration Association shall appoint the Independent Accountant, whose appointment shall be final and binding. The Independent Accountant shall act solely as an expert and not as an arbitrator, shall limit its review to the unresolved items submitted, shall choose for each such item either the Purchaser’s position or the Seller Parties’ position, and shall deliver its written determination within thirty (30) days of engagement. The determination of the Independent Accountant, together with all items previously resolved by agreement, shall constitute the “Adjusted Purchase Price” and shall be final and binding on the Parties. The Purchased Loan Schedule definitively determined pursuant to this Section 3.2 shall be referred to herein as the “Final Purchased Loan Schedule,” shall be conclusive for all purposes of this Agreement, and each loan listed thereon shall constitute a “Purchased Loan” hereunder. The fees and expenses of the Independent Accountant shall be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Seller Parties, collectively.
(d)Within five (5) Business Days after the Adjusted Purchase Price has been determined: (i) if the Adjusted Purchase Price exceeds the Estimated Purchase Price, the Purchaser shall pay to the Seller Parties, by wire transfer of immediately available funds, the amount of such excess; and (ii) if the Adjusted Purchase Price is less than the Estimated Purchase Price, the Seller Parties shall pay to the Purchaser, by wire transfer of immediately available funds, the amount of such shortfall.
(e)The adjustment procedures set forth in this Section 3.2 constitute the sole and exclusive mechanism to finalize the Purchase Price, absent Fraud.
Section 3.3Allocation of Purchase Price. At the Closing, the Purchaser shall deliver to the Seller Parties an allocation of the Purchase Price among the Acquired Assets and the non-competition covenant contained in Section 6.9 (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule will be prepared in good faith using commercially reasonable judgment in accordance with the applicable provisions of the Code and in meaningful consultation with the Seller Parties before the same is finalized. The Seller Parties and the Purchaser shall file all Tax Returns consistently with the Purchase Price Allocation Schedule, as adjusted, and not take any position during the course of any audit or other proceeding that is inconsistent with the Purchase Price Allocation Schedule, as adjusted, except as required by a determination of a Governmental Authority that is final. The Purchaser and the Seller Parties shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the Purchase Price.
Section 3.4Proration of Interest and Servicing; Unfunded Obligations.
(a)Accrued interest and servicing fees on the Purchased Loans shall be prorated between the Seller Bank and the Purchaser as and when received on or after the Closing Date by the Seller Bank or the Purchaser, with the Seller Bank entitled to the accrued interest and servicing fees allocable to the Closing Date and periods before the Closing Date, and the Purchaser entitled to the accrued interest and servicing fees allocable to the period after the Closing Date, based on the relative number of days included in such period through and including the Closing Date and the number of days included in such period after the Closing Date, respectively. Within ten (10) Business Days after receipt by the Seller Bank or the Purchaser of any payment of accrued interest or servicing fees subject to proration hereunder, the recipient shall pay to the other Party its share of the payment received by wire transfer of immediately available funds.
(b)Following the Closing, the Seller Parties shall remain liable for any advances or draws in respect of any Purchased Loans that (i) relate to the period before the Closing Date, (ii) were included in the Unpaid Principal Balance for purposes of calculating the Purchase Price under Section 3.1, and (iii) were not funded as of the Closing (each, an “Unfunded Pre-Closing Obligation”). If, after the Closing Date, the Purchaser funds any Unfunded Pre-Closing Obligation, the Seller Parties shall reimburse the Purchaser, in immediately available funds, for the full amount funded within five (5) Business Days after receiving the Purchaser’s written notice.
Section 3.5Closing. The Seller Parties and the Purchaser agree that the closing of the Transactions (the “Closing”) shall take place at the offices of Seller Bank, 700 Central Ave, St. Petersburg, Florida 33701, or such other place as the Seller Parties and the Purchaser may mutually agree in writing. The Parties have mutually agreed to target November 7, 2025 or November 15, 2025 as preferred Closing Dates, as the transition of the Acquired Assets to the

Purchaser would be best facilitated if the Closing were to occur on either of these dates. Notwithstanding the foregoing, the Closing shall occur three (3) Business Days after all of the conditions in Section 7.1 have been satisfied, or the Parties have, or the applicable Party has, waived in writing any failure of any such conditions to be satisfied, or such other date as the Seller Parties and the Purchaser may mutually agree in writing (the “Closing Date”).
Section 3.6Deliveries by the Seller Parties at the Closing. At the Closing, the Seller Parties shall deliver, or cause to be delivered to Purchaser:
(a)A Lender Service Provider Agreement substantially in the form attached hereto as Exhibit A (the “LSP Agreement”), duly executed by the Seller Parties;
(b)An assignment and assumption agreement substantially in the form attached hereto as Exhibit B (the “Assignment Agreement”), duly executed by the Seller Parties;
(c)The Transfer Documents, duly executed by the Seller Parties;
(d)The Sublease Agreement, duly executed by the Seller Parties;
(e)The bringdown certificate described in Section 7.1(a); and
(f)Duly executed corporate resolutions of the Seller Parties authorizing and approving the execution, delivery and performance of the Closing Agreements and the transactions contemplated thereby.
Section 3.7Deliveries by the Purchaser at the Closing. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller Parties:
(a)The Purchase Price by wire transfer to the Seller Bank of immediately available funds;
(b)The LSP Agreement, duly executed by the Purchaser;
(c)The Assignment Agreement, duly executed by the Purchaser;
(d)The Sublease Agreement, duly executed by the Purchaser;
(e)The bringdown certificate described in Section 7.2(a); and
(f)Duly executed corporate resolutions of the Purchaser authorizing and approving the execution, delivery and performance of the Closing Agreements and the transactions contemplated thereby.
Section 3.8Delivery of Documents. In connection with such transfer and assignment of the Purchased Loans hereunder, the Seller Parties shall, on the Closing Date, deliver, or cause to be delivered, to the Purchaser (or its designee) each of the Loan Documents, including the original documents (or copies where the originals are as of the Closing Date held by a third party custodian) or instruments with respect to each of the Purchased Loans.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
To induce the Purchaser to enter into and perform this Agreement, the Seller Parties jointly and severally represent and warrant to the Purchaser as follows on the date hereof and on the Closing Date (except for such representations and warranties that are made only as of a specific date, which shall only be made as of such date):
Section 4.1Organization and Qualification of the Seller Parties. Each Seller Party has been duly formed and is validly existing and in good standing under the Laws of the jurisdiction of its organization. Each Seller Party is duly licensed or qualified to do business and in good standing in each jurisdiction in which the ownership or use of its assets or conduct of its business requires it to be so qualified or licensed and in good standing except where any such failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
Section 4.2Authority. Each Seller Party has the corporate power and authority to own its assets, including the Loan Servicing Rights and the Acquired Assets, and to conduct its business as currently conducted. Each Seller Party has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Closing Agreements to which it is a party. The execution and delivery by each Seller Party, and performance by each Seller Party of its obligations under this Agreement and the Closing Agreements to which it is a party and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each Seller Party and its stockholders and boards, as applicable.
Section 4.3No Consents and Approvals. Except as set forth on Section 4.3 of the Disclosure Schedules (collectively, the “Required Consents”), the execution and delivery of this Agreement by the Seller Parties does not, and (upon satisfaction of the conditions set forth in Article 7) the performance of this Agreement and the Closing Agreements by the Seller Parties and the consummation by the Seller Parties of the Transactions will not: (i) violate any provision of the certificate of incorporation or bylaws (or any comparable organization document) of any Seller Party; (ii) conflict with or violate any Law, judicial or administrative order, writ, award, judgment, injunction or decree to which a Seller Party is subject; (iii) require any Seller Party to make any filing with, obtain any permit, consent, license or approval of, or give any notice to, any Governmental Authority; (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or right to require repurchase, pursuant to, any material contract to which a Seller Party is a party or by which any of its properties is bound or affected; or (v) result in the creation of any Lien on any of the Purchased Loans.
Section 4.4Enforceability. Each of this Agreement and the Closing Agreements to which each Seller Party is a party have been and will be duly executed and delivered by such Seller Party, and (assuming due authorization, execution and delivery by each other party thereto, if applicable) each of this Agreement and the Closing Agreements constitutes and will constitute the legal, valid and binding obligations of each Seller Party, enforceable against such Seller Party in accordance with the terms thereof, except as the same may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting generally the enforcement of creditors’ rights and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.5Title. The Seller Parties possess and, upon the satisfaction of the conditions set forth herein, on the Closing Date, shall convey, sell and assign to the Purchaser, the sole legal, beneficial and valid title to the Acquired Assets, free and clear of all Liens, restrictions on sale or transfer, preemptive rights, options or any other claims by any Person.
Section 4.6Litigation. Except as set forth on Section 4.6 of the Disclosure Schedules, there is no Action pending or, to the Knowledge of the Seller Parties, threatened, against a Seller Party or any asset of a Seller Party (including the Acquired Assets) before any court, arbitrator or Governmental Authority, that (i) would have a Material Adverse Effect, (ii) questions the legality, validity or enforceability of this Agreement, any Closing Agreement, or the Acquired Assets, or (iii) may have the effect of delaying or preventing the consummation of the transactions contemplated by this Agreement or any of the Closing Agreements. There is no outstanding judgment, order or decree to which a Seller Party or any asset of a Seller Party is subject.
Section 4.7The SBA Loans; Purchased Loans; Sale and Servicing.
(a)Section 4.7(a) of the Disclosure Schedules (the “SBA Loan Schedule”) sets forth, as of the Effective Date, the following information for each SBA Loan outstanding (and, as applicable, for each Pipeline Loan at any stage prior to funding), which information is true and correct in all material respects: (A) the date of the loan and the names of the borrower, co-borrower, and guarantor; (B) the SBA loan number; (C) the original principal amount; (D) the current outstanding principal balance; (E) the percentage and dollar amount guaranteed by the SBA; (F) the interest rate (specifying whether fixed or variable); (G) the maturity date; (H) the payment frequency and the next payment due date; (I) the number of days and amount past due, if any; (J) the existence of any default, forbearance, or workout arrangement; (K) a description of the collateral and the priority of the lien; (L) if the loan or any interest therein has been sold, the date of such sale, the type of interest sold (Whole Loan, Guaranteed Interest or Unguaranteed Interest) and the name of the transferee; (M) the status of any SBA purchase request or repair, and (N) any other material information required by the SBA Standard Operating Procedures (“SBA SOP”) or customarily maintained in the Seller Parties’ Files. Except as set forth on the SBA Loan Schedule, no Seller Party owns or services any loan that is or has been guaranteed, in whole or in part, by the SBA and that has an outstanding balance as of the Effective Date.
(b)The Purchased Loan Schedule and the Final Purchased Loan Schedule set forth (or will set forth when finalized) a true, correct, and complete list of the Purchased Loans as of the Effective Date and as of the Closing Date, respectively, including the information described in Section 4.7(a). The Purchased Loan Schedule (and the Final Purchased Loan Schedule when finally determined pursuant to this Agreement) has been or will be derived from the SBA Loan Schedule, is or will be on the Closing Date true, correct, and complete in all material respects.
(c)Section 4.7(c) of the Disclosure Schedules, sets forth a true, complete, and accurate list of (i) all Loan Assignment Agreements, including all purchase and sale agreements, sale and participation agreements, or similar agreements currently in effect to which either Seller Party is a party and pursuant to which either Seller Party has sold, transferred, or otherwise conveyed any interest in any SBA Loan (whether a Whole Loan, a Guaranteed Interest or an Unguaranteed Interest), in each case where any portion of the underlying loan remains outstanding and unpaid, and (ii) all servicing agreements, subservicing agreements, or similar agreements to which either Seller Party or any of its Affiliates is a party and pursuant to which either Seller Party has been granted by any third party the right to service any SBA Loan, whether or not such right was granted in connection with the sale of a Guaranteed or Unguaranteed Interest, or otherwise.

Section 4.8Loan Level Warranties. With respect to each Purchased Loan, the Seller Parties represent and warrant to the Purchaser, on the date hereof and as of the Closing Date (except as otherwise disclosed in Section 4.8 of the Disclosure Schedules), as follows:
(a)Each Loan Document to which a Seller Party is a party is duly authorized, executed, delivered, in full force and effect, and enforceable by and against such Seller Party, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally.
(b)The Loan Documents delivered to Purchaser at Closing constitute all documents and agreements evidencing the Purchased Loans, and are free from any errors, omissions or inaccuracies that could materially and adversely affect their validity or enforceability. The Loan Documents evidencing each Purchased Loan delivered to the Purchaser represents the entire agreement between the Seller Parties and the applicable Loan Obligor(s). No other agreements exist with respect to the Purchased Loans except as so delivered. No Loan Document has been modified, satisfied, canceled, extended, or subordinated except as reflected in the documentation included in each Loan File delivered to the Purchaser at or prior to the Closing.
(c)To the Knowledge of the Seller Parties, each Loan Document to which a Loan Obligor is a party is duly authorized, executed, delivered, in full force and effect, and enforceable against such Loan Obligor, subject to applicable creditor rights laws, and is not subject to any valid defense, offset, rescission, or counterclaim.
(d)Each Loan Document was entered into in compliance in all material respects with applicable Laws, including those governing creation, billing, collection, interest, fees, and disclosures. To the Knowledge of the Seller Parties, the Seller Parties have not materially failed to comply with any SBA Loan Program Requirement or misrepresented or failed to disclose a material fact to the SBA regarding an SBA Loan that could reasonably be anticipated to result in a repair or denial of an SBA guaranty.
(e)Each Lien on Collateral has been duly perfected and is the legal, valid and binding obligation of the maker thereof, subject only to exceptions and other matters expressly set forth in the Loan Documents or the Loan Files. Except as reflected in the Loan Files delivered to the Purchaser at or prior to the Closing, the Seller Bank has not released or satisfied any Lien on Collateral.
(f)No Seller Party is in breach of or default under any of its material obligations under any Loan Document relating to any of the Purchased Loans. To the Seller Parties’ Knowledge, no event has occurred which, with notice and/or lapse of time, would constitute a default by any Loan Obligor under any Loan Document with respect to such Purchased Loan.
Section 4.9Taxes.
(a)Each of the Seller Parties has properly and timely filed all required Tax Returns, and each such return was accurate and complete in all material respects, and all Taxes required to be paid by the Seller Parties, whether or not shown on a Tax Return, have been paid or, where applicable, withheld and paid, except in each case where any failure to do so would not reasonably be expected to materially and adversely affect any of the Acquired Assets.
(b)No audit by any Tax authority is pending or, to the Knowledge of the Seller Parties, has been threatened, nor have the Seller Parties received any written notice regarding a proposed Tax audit, Tax deficiency, or adjustment, or are aware of any reasonable basis for any Tax deficiency or adjustment to be assessed against any Seller Party, in each case that could reasonably be expected to materially and adversely affect the Acquired Assets. The Seller Parties have complied in all material respects with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and any other applicable Laws relating to the withholding and payment of Taxes, in each case with respect to the Acquired Assets, and there are no Liens for Taxes on any of the Acquired Assets.
Section 4.10SBA and Securitization Status. Except as disclosed in Section 4.10 of the Disclosure Schedules, the Seller Parties remain in good standing with SBA. Each Seller Party maintains in full force and effect all licenses, permits and qualifications required to originate and service the SBA Loans. The Seller Parties have disclosed and furnished to the Purchaser copies of all notices and correspondence in their possession between either of the Seller Parties and the SBA or any other Governmental Authority regarding any intent or attempt by the SBA or any other Governmental Authority seeking to suspend, revoke, rescind or terminate any Seller Party’s current SBA loan origination and servicing authority or any license, permit or qualification.
Section 4.11Brokers. Except as set forth on Section 4.11 of the Disclosure Schedules, no broker, finder, investment banker, agent or other similar Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Seller Parties.
Section 4.12Solvency. Each Seller Party represents and warrants to the Purchaser that, both immediately prior to and immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the sale, transfer, and assignment of the Acquired Assets and the receipt of the Purchase Price), (a) the fair saleable value of the assets of such Seller Party exceeds the total amount of its debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities), (b) such Seller Party is able to pay its debts and obligations as they become due in the ordinary course of business, (c) such Seller Party does not have unreasonably small capital with which to conduct its business as presently conducted and as proposed to be conducted following the Closing, and (d) such Seller Party is not insolvent within the meaning of any applicable federal or state law relating to bankruptcy, insolvency, or fraudulent conveyance. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud either present or future creditors of any Seller Party.
Section 4.13Compliance with Law and Orders. During the past five (5) years, (a) no Seller Party has violated any applicable Law or Order in any material respect, or received from any Governmental Authority any notification that asserts that a Seller Party is not in material compliance with any such Law or Order, and (b) no Order of any Governmental Authority has been issued that remains outstanding against any Seller Party or any of its assets, except in each case as would not have, and would not reasonably be expected to have, a Material Adverse Effect.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
To induce the Seller Parties to enter into this Agreement, the Purchaser represents and warrants to each Seller Party as follows on the date hereof and on the Closing Date:
Section 5.1Organization and Qualification of Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. The Purchaser is duly licensed or qualified to do business and in good standing in each jurisdiction in which the ownership or use of its assets or conduct of its business requires it to be so qualified or licensed and in good standing except where any such failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the Purchaser.
Section 5.2Authority of the Purchaser. The Purchaser has the requisite corporate right, power and authority to execute, deliver and perform its obligations under this Agreement and the Closing Agreements to which it is a party. The execution and delivery by the Purchaser of, and the performance by the Purchaser of its obligations under, this Agreement, the Closing Agreements to which it is a party and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser and its board, as applicable.
Section 5.3No Consents and Approvals. Except for any application to SBA for approval of the transactions contemplated by this Agreement, the execution and delivery of this Agreement by the Purchaser does not, and (upon satisfaction of the conditions set forth in Article 7) the performance of this Agreement by the Purchaser and the consummation by the Purchaser of the Transactions will not: (i) violate any provision of the organization documents of the Purchaser; (ii) conflict with or violate any Law, judicial or administrative order, writ, award, judgment, injunction or decree to which the Purchaser is subject; (iii) require the Purchaser to make any filing with, obtain any permit, consent, license or approval of, or give any notice to, any Governmental Authority; (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or right to require repurchase, pursuant to, any material contract to which the Purchaser is a party or by which any of its properties is bound or affected; or (v) result in the creation of any Lien on any of the Purchaser’s assets.
Section 5.4Enforceability. Each of this Agreement and the Closing Agreements to which it is a party have been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by each other party thereto, if applicable) each of this Agreement and the Closing Agreements to which it is a party constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with the terms thereof, except as the same may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting generally the enforcement of creditors’ rights and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
Section 5.5Litigation. There is no Action pending or, to the Purchaser’s knowledge, threatened, against the Purchaser, or any property or asset of the Purchaser, before any court, arbitrator or Governmental Authority, domestic or foreign, which (i) questions the legality, validity or enforceability of this Agreement or (ii) may have the effect of delaying or preventing the consummation of the transactions contemplated by this Agreement or any of the Closing Agreements.
ARTICLE 6
COVENANTS OF THE SELLER PARTIES AND PURCHASER
Section 6.1Conduct of Business Pending the Closing.
(a)From the Effective Date through the Closing Date, the Seller Parties covenant and agree that they shall:

(i)Operate the Business diligently and in the ordinary course, in compliance with all applicable Laws, regulatory guidance, existing contracts, and consistent with past practices and procedures; provided that, with respect to New SBA Loans, the Seller Parties shall originate and fund such loans strictly in accordance with the provisions of Section 2.3(a) of this Agreement;
(ii)Not engage in any practice, take any action, fail to take any action, or enter into any contract or transaction that would cause any of their representations or warranties contained in this Agreement to become materially untrue or result in a material breach of any covenant contained in this Agreement.
(iii)Service the Purchased Loans and any New SBA Loans diligently and in a commercially reasonable manner, in material compliance with all applicable Servicing Agreements, and consistent with good business practices;
(iv)Not, directly or indirectly, sell, transfer, assign, pledge, encumber, or otherwise dispose of any interest (whether whole or partial, legal or beneficial) in any of the Purchased Loans or Pipeline Loans identified on the Purchased Loan Schedule, or any interests in such loans (whether Guaranteed Interests or Unguaranteed Interests), nor shall they enter into any agreement or commitment to do any of the foregoing, without the prior written consent of the Purchaser;
(v)Preserve their business organizations;
(vi)Use commercially reasonable efforts to retain the services of employees involved with the Business as conducted prior to the Effective Date and not, without providing to the Purchaser reasonable prior written notice of not less than three (3) Business Days, terminate without cause or other commercially reasonable justification the employment of any Key Employee or other member of their management team who performs a material function in relation to the Acquired Assets;
(vii)Not waive any material right or cancel or settle any material claim relating to the Acquired Assets without the prior written consent of the Purchaser which shall not be unreasonably withheld, delayed or conditioned;
(viii)Not enter into any material contract, agreement, commitment or other arrangement with any Person that relates to or affects in any material respect the Acquired Assets without the prior written consent of the Purchaser, which shall not be unreasonably withheld, delayed or conditioned; and
(ix)Use commercially reasonable efforts to maintain all Files relating to the Acquired Assets (including the Purchased Loans and any Pipeline Loans) in a safe and orderly condition in anticipation of their delivery to the Purchaser at Closing.
(b)From the Effective Date through the Closing Date, and subject to the restrictions and other terms and condition specified in Section 6.13, the Seller Parties may, in the ordinary course of business, engage in the sale, transfer or assignment of any New SBA Loans that are Whole Loans, or Guaranteed Interests and/or Unguaranteed Interests in New SBA Loans, without any restrictions whatsoever.
Section 6.2Access to Information. During the period from the Effective Date to the Closing Date, each Seller Party shall afford the officers, employees, and authorized representatives of the Purchaser full and complete access (other than as prohibited by Law or subject to the attorney-client privilege), at reasonable times upon reasonable notice during normal business hours, to the employees, assets, books and records of the Seller Parties (to the extent they relate to the Acquired Assets), and shall furnish to the Purchaser such financial, operating data, correspondence with or information maintained by Governmental Authorities in the Seller Parties’ possession, and any other information, in each case, relating to the Purchased Loans (including servicer reports and other information) in the Seller Parties’ possession, as the Purchaser may reasonably request (to the extent they relate to the Purchased Loans). To the extent any such books, records or data are not in the Seller Parties’ physical possession and control, the Seller Parties shall use commercially reasonable efforts to obtain and provide such information. Each Seller Party will furnish all information concerning the Seller Parties and the Acquired Assets reasonably required for inclusion in any application or statement to be made in connection with the Transactions to obtain Required Consents.
Section 6.3Notification of Certain Matters. The Seller Parties shall give prompt written notice to Purchaser, and the Purchaser shall give prompt written notice to the Seller Parties, (a) of the occurrence or non-occurrence of any event known to the Purchaser or the Seller Parties, as the case may be, the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement or the Closing Agreements to be untrue or inaccurate in any material respect when made and as of the Closing Date, (b) that a Seller Party or Purchaser, as the case may be, is unable, and will be unable as of the Closing Date, to comply with or satisfy in all material respects any covenant or agreement to be complied with or satisfied by it hereunder or under this Agreement or the Closing Agreements, (c) of any changes in loan collection activities, and (d) of the receipt of any notice or communication from any Person or Governmental Authority regarding the existence of any pending or threatened action that might reasonably be expected to have a Material Adverse Effect, or alleging that any approval or consent is required in connection with the consummation of the Transactions, or raising any written objection to the consummation of the Transactions, in each case subject to applicable Laws, including those governing the disclosure of confidential supervisory information.
Section 6.4Cooperation in Obtaining Consents and Approvals. Each Party will each use their respective commercially reasonable efforts to take or cause to be taken all reasonable actions necessary, proper or advisable to consummate the Transactions, including such action as the Purchaser (in the case of the actions of the Seller Parties) or the Seller Parties (in the case of the actions by the Purchaser) reasonably consider necessary, proper or advisable, in connection with obtaining Required Consents and making filings with all Governmental Authorities having jurisdiction over the Transactions. The Seller Parties and the Purchaser each agree to cooperate in obtaining all consents and approvals from each Person from whom such consent or approval may be required in connection with the Closing of the Transaction, including but not limited to the Required Consents. Notwithstanding the foregoing, neither the Seller Parties nor the Purchaser shall be required to take or cause to be taken any action in respect of the foregoing if such action would result in additional liability accruing to such party (beyond customary agreements or other documents required to be executed by a Governmental Authority), materially increase the costs expected to be incurred by such party, or otherwise have a material detrimental effect on the economic benefit of the Transactions expected by such party.
Section 6.5Further Assurances. Upon the terms and subject to the conditions hereof, and subject to Section 6.4, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including, using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other Persons as are necessary or desirable for the consummation of the Transactions and to fulfill the conditions to the consummation of the Transactions.
Section 6.6Tax Filings.
(a)Information for Tax Filings.
(i)Each Party shall use commercially reasonable efforts to provide to the other Party such information, and to perform such calculations, as such Party may reasonably request in connection with such Party’s preparation, filing and delivery of any Tax Returns, documents, reports, filings, instruments, certificates and opinions pursuant to state and federal Tax laws in connection with the Acquired Assets; provided, however, that the Seller Parties shall remain obligated with respect to all Taxes relating to the Purchased Loans attributable to the period prior to the Closing Date for which they are liable under applicable Law, and the Purchaser shall be obligated with respect to all Taxes relating to the Purchased Loans attributable to the period from and after the Closing Date for which it is liable under applicable Law. This Section 6.6(a) shall survive the Closing without any contractual time limitation.
(ii)All personal property, ad valorem or other similar Taxes (not including income Taxes or Transfer Taxes) levied with respect to the Purchased Loans for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between the Seller Parties on the one hand and the Purchaser on the other hand, based on the relative number of days included in such period after the Closing Date and the number of days included in such period through and including the Closing Date, respectively. To the extent that any portion of such a pro-rated Tax is paid or required by law to be paid by one Party hereto but required by the foregoing to be borne by another Party hereto, such other Party shall pay or reimburse the taxpaying party of the amount of such Tax required to be paid or reimbursed. Each Party shall timely and duly cause to be filed all Tax Returns and other documentation with respect to all Taxes subject to this Section 6.6(a)(ii) that are required by law to be filed by such Party, and shall pay to the relevant taxing authority all such Taxes that are required to be paid by such Party (subject to such reimbursement as provided for herein).
(iii)All transfer, documentary, sales, use, stamp, registration or other similar Taxes and fees (collectively, “Transfer Taxes”) incurred in connection with the Transactions shall be shared equally by the Purchaser and the Seller Parties. All necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be prepared by the Party required to submit such Tax Returns under applicable law, and the expenses related to the preparation of such Tax Returns shall be borne by the Party required to submit the Tax Return. If required by applicable law, the Seller Parties and the Purchaser shall join in the execution of any such Tax Returns and other documentation. The Seller Parties and Purchaser shall provide each other with copies of each such Tax Return, together with proof of payment of any Tax shown thereon to be due, promptly after filing.
(b)Seller Filings Respecting Servicing. The Seller Parties shall prepare and file all reports relating to the Acquired Assets that are required, in connection with the Transactions, to be filed under the Loan Documents or applicable Law, except with respect to Tax matters, which are governed by Section 6.6(a). The Seller Parties shall promptly forward to the Purchaser any notices they may receive from any Governmental Authority with respect to the

Acquired Assets or such reporting obligations following the Effective Date. The Purchaser shall prepare and deliver to the Seller Parties and all other Persons entitled to receive such reports under the SBA Rules and Regulations, including, on a monthly basis all reports via electronic file.
Section 6.7Missing Documents.
(a)Seller Party Effort. The Seller Parties will use commercially reasonable efforts to deliver to the Purchaser any Loan Documents (or part thereof) that are lost, missing or otherwise not in the possession of either the Purchaser or the Seller Parties. Without restricting or limiting the generality of the foregoing, the Seller Parties acknowledge and agree that the Purchaser will have no obligation to secure or obtain any assignment that predates the assignment of any Purchased Loan to the Purchaser that is not contained in the Loan Documents. The Seller Parties will obtain any and all such assignments that may be missing from the Loan Documents from the appropriate source. The failure of the Seller Parties to deliver any Loan Documents (including any such assignments other than assignments to the Purchaser), any other contents of the Loan Documents that are lost, missing or otherwise not in the possession of the Seller Parties, will not reduce the Seller Parties’ obligations under this Agreement, including indemnification obligations. If any note or other Loan Document is lost, missing or otherwise not in the possession of the Purchaser, Seller Bank shall provide an executed assignment and a lost instrument affidavit in form and substance reasonably acceptable to the Purchaser.
(b)Loan Documents in Possession of Others. The Seller Parties will have the sole responsibility to obtain any of the Loan Documents in the possession of any attorneys, trustees, servicers, custodians, collection agencies or foreclosing trustees or, by virtue of the various Closing Agreements, to transfer to the Purchaser the right to obtain such Loan Documents.
Section 6.8Employees.
(a)Between the Effective Date and the Closing Date, the Seller Parties shall afford the Purchaser and its representatives reasonable access, upon reasonable notice and during normal business hours, to all employees of the Seller Parties who are or have been involved in the origination or servicing of the SBA Loans (the “Relevant Employees”). Such access shall be for the purpose of enabling the Purchaser to meet with, interview, and otherwise evaluate the Relevant Employees to determine, in the Purchaser’s sole discretion, whether to make offers of employment to any such Relevant Employees. The Seller Parties shall cooperate in facilitating such meetings and interviews, and shall not unreasonably withhold or delay access to the Relevant Employees.
(b)The Purchaser shall have the right, but not the obligation, to offer employment to any of the Relevant Employees, effective as of or after the Closing Date, on such terms and conditions as the Purchaser may determine in its sole discretion. The Seller Parties shall not take any action to prevent or discourage any Relevant Employee from accepting employment with the Purchaser. The determination of which Relevant Employees qualify as Key Employees shall be made solely by the Purchaser, in its discretion, based on the roles, responsibilities, experience, and skills required for the continued performance and management of the Business following the Closing. The list of Key Employees shall be provided by the Purchaser to the Seller Parties no later than ten (10) Business Days prior to Closing, and will include employees whose employment is, in the Purchaser’s judgment, critical to the transition and future operation of the Business. For purposes of this Agreement, any employees (or former employees) of the Seller Parties that become employed by the Purchaser from and after the Closing shall be referred to herein as “Transferred Employees.”

(c)Notwithstanding anything to the contrary herein, the Purchaser shall not assume, and shall have no responsibility or liability for, (a) any employee benefit plan, program, or arrangement maintained or contributed to by either of the Seller Parties, including, without limitation, any health, medical, dental, vision, life insurance, disability, retirement, or pension plan, (b) any accrued but unused vacation, paid time off, or other leave entitlements of any Relevant Employee as of the Closing Date, or (c) any other compensation, benefit, or liability arising out of or relating to the employment of any Relevant Employee by either of the Seller Parties prior to the Closing Date. The Seller Parties shall remain solely responsible for all such liabilities and obligations.
Section 6.9Noncompetition; Nonsolicitation.
(a)Each Seller Party covenants and agrees that, for a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), neither such Seller Party nor any of its Affiliates (collectively, the “Restricted Parties”) shall, directly or indirectly, anywhere within the United States of America, including its territories, participate or engage in, or otherwise compete with respect to any of the following activities: (i) the origination of SBA Loans; (ii) the servicing of SBA Loans in exchange for servicing fees; or (iii) the sale, transfer or other disposition of any SBA Loans or interests therein (whether constituting Whole Loans, Guaranteed Interests or Unguaranteed Interests) for value, except for sales, transfers and other dispositions of Retained Loans as expressly contemplated by this Agreement. Notwithstanding the foregoing, and subject to the requirements set forth in Section 6.13, the non-competition restrictions contained in this paragraph shall terminate and be of no further force or effect upon the closing of a purchase and sale (whether my merger consolidation, recapitalization, sale of equity, sale of assets or otherwise) of a majority interest in either Seller Party, a sale of all or substantially all of the assets of either Seller Party, or any other transaction or arrangement that results in a change of control of either Seller Party (each a “Change of Control Transaction”).
(b)During the Restricted Period, (i) no Restricted Party shall, directly or indirectly, solicit, entice, induce, or attempt to influence any employee of the Purchaser, including any Transferred Employee, to terminate his or her employment with the Purchaser, and (ii) the Purchaser shall not, directly or indirectly, solicit, entice, induce, or attempt to influence any employee of the Seller Parties to terminate his or her employment with the Seller Parties, as applicable. Notwithstanding the foregoing, nothing in this Section 6.9(b) shall prohibit any Party from (i) engaging in general solicitations for employment not specifically directed at specific employees of the other Party, including advertisements in newspapers or other publications of general circulation, or (ii) soliciting any individual who, at the time of such solicitation, is no longer employed by the other Party. Upon a closing of a Change of Control Transaction, the restrictions set forth in this subsection shall (x) remain effective with respect to the Transferred Employees of the Purchaser, and (y) shall terminate and be of no further force or effect as applied to the Seller Parties with respect to other employees of the Purchaser who are not Transferred Employees, and (z) shall terminate and be of no further force or effect as applied to the Purchaser.
(c)Each Seller Party acknowledges and agrees that the covenants set forth in this Section 6.9 are special, unique, and of extraordinary value, and that any breach of such covenants by any Restricted Party would cause irreparable harm for which monetary damages would be an inadequate remedy. Accordingly, in the event of any actual or threatened breach of this Section 6.9, the Purchaser shall be entitled to seek injunctive relief, specific performance, or any other equitable remedy available, in addition to any other rights or remedies at law or in equity.

Section 6.10Notices.
(a)As soon as practicable following the Closing, the Seller Parties shall provide written notice to each counterparty to the Assumed Contracts, informing such counterparty of (a) the assignment of the relevant Assumed Contract by the Seller Parties to the Purchaser, and (b) the Purchaser’s assumption of all obligations thereunder.
(b)Within ten (10) Business Days following the Closing Date, the Parties shall jointly coordinate and cooperate in good faith to (i) deliver any written notices required by Law, the SBA SOP or the SBA Rules and Regulations to each Loan Obligor regarding the consummation of the Transaction, (ii) advise each Loan Obligor of the assignment of the Notes and other Loan Documents to the Purchaser, and (iii) instruct such Loan Obligor to remit all future payments due under the Notes and Loan Documents directly to the Purchaser at the Purchaser’s principal office, or pursuant to such other payment instructions as may be provided by the Purchaser in its sole discretion.
(c)From time to time after the Closing, upon the reasonable request of the Purchaser (and with each party paying its own expenses) and as applicable, the Seller Parties shall take all reasonable actions, and shall cooperate with the Purchaser and the applicable Loan Obligors, to (a) cause the Purchaser to be named as loss payee and additional insured under each insurance policy maintained by the Loan Obligors with respect to the Collateral, (b) instruct the Loan Obligors’ title insurance companies, if any, to issue new endorsements to the lender’s title insurance policies naming the Purchaser as the insured with respect to the real property Collateral, in amounts not less than those provided to the Seller Parties, and (c) instruct the Loan Obligors’ life insurance companies, if any, to designate the Purchaser as the new assignee under such policies.
(d)From time to time after the Closing, upon the request of the Purchaser (and with each party paying its own expenses), the Seller Parties shall promptly notify all other relevant parties, including, without limitation, insurance companies, litigants, Governmental Authorities, subordinate lenders, landlords, and any other parties reasonably identified by the Purchaser as having an interest in the Purchased Loans or related Collateral, of the assignment of the Purchased Loans and related documents to the Purchaser.
Section 6.11Transfer Documents.
(a)On or prior to the Closing Date, the Seller Parties shall deliver to the Purchaser, or cause to be delivered, all Transfer Documents in form and substance reasonably satisfactory to the Purchaser. The Seller Parties shall also take all such further actions, and execute and deliver all such further documents, as may be reasonably necessary or as may be reasonably requested by the Purchaser to vest in the Purchaser good, valid, and marketable title to, and legal and actual ownership, possession, and control of, the Acquired Assets, free and clear of all Liens.
(b)From and after the Closing Date, the Seller Parties shall promptly (and in any event within five (5) Business Days of receipt) deliver, or cause to be delivered, to the Purchaser all original Loan Documents, instruments, checks, drafts, notes, insurance proceeds, settlements, monies, payments, revenues, and any other property or items received by the Seller Parties in respect of or relating to any of the Purchased Loans or Acquired Assets at any time after the Closing Date. The Seller Parties shall hold all such items in trust for the exclusive benefit of the Purchaser pending such delivery and shall not commingle such items with their own funds or property.

(c)Without limiting the foregoing, the Seller Parties shall cooperate with the Purchaser and take all actions reasonably requested by the Purchaser (with each party paying its own expenses) to facilitate the transition of servicing, collection, and administration of the Purchased Loans, including providing access to all relevant records, systems, and personnel, and providing all notices to obligors, agents, and other third parties as may be required to effectuate the transfer of the Acquired Assets and related rights to the Purchaser.
Section 6.12Confidentiality. Each of the Seller Parties recognizes and acknowledges that such Person has knowledge of confidential and proprietary information concerning the Business and the SBA Loans, including information relating to financial statements, client or customer identities, potential clients or customers, employees, suppliers, equipment, programs, strategies, analyses, profit margins or other proprietary information (“Confidential Information”). In light of the foregoing, from and after the Effective Date, each of the Seller Parties shall maintain the confidentiality of, and refrain from using or disclosing to any Person, all Confidential Information, except to the extent disclosure of any such information is required by Law or is in the public domain through no wrongful act on the part of either Seller Party or any of their respective Affiliates or agents. In the event that any such party reasonably believes after consultation with counsel that it is required by Law to disclose any Confidential Information, such party will (A) provide the Purchaser with prompt notice before such disclosure in order that the Purchaser may attempt to obtain a protective order or other assurance that confidential treatment will be afforded to such Confidential Information and (B) cooperate with the Purchaser in attempting to obtain such order or assurance. Notwithstanding the foregoing, the Purchaser understands that the Seller Parties are subject to the requirements of the Securities Exchange Act of 1934, as amended, the rules promulgated thereunder and applicable stock exchange rules, and that the Seller Parties will make all disclosures they deem required or appropriate in compliance therewith and that no such disclosures shall be deemed a violation of this Section 6.12 or any other provision of this Agreement.
Section 6.13Servicing of Retained Loans; Obligations in the Event of a Sale; Notice Requirements.
(a)From and after the Closing Date, provided the Purchaser materially complies with and fulfills its duties and obligations according to the standards and requirements set forth in the LSP Agreement, the Purchaser will continue to be the exclusive subservicer of all Retained Loans owned by the Seller Parties; provided, however, that the Seller Parties shall be entitled to terminate the LSP Agreement if a Change of Control Transaction is completed and the Seller Parties comply with the terms and requirements of this Section 6.13.
(b)For a period of not less than fifteen (15) months following the Closing Date (the “Minimum Servicing Period”), neither of the Seller Parties shall sell, transfer, or otherwise dispose of any portion of the Retained Loans if such action would result in the Seller Parties having sold, transferred or otherwise disposed of greater than thirty-five percent (35%) of the aggregate outstanding principal balance of the Retained Loans as of the Closing Date, unless the Purchaser retains the right to service (or subservice) such loans until the expiration of the Minimum Servicing Period. For illustrative purposes only, a sample calculation showing how the relevant dollar amounts and limitations will be determined by the Parties on the Closing Date is attached as Exhibit C. On the Closing Date, the Parties will agree to the actual dollar amounts reflected in Exhibit C, based on the amounts that exist at and as of the Closing Date.
(c)In the event that either of the Seller Parties is acquired by, merges with, or is otherwise succeeded by another entity in a Change of Control Transaction (a “Successor”), such Successor shall be bound by the terms of this Section 6.13.

(d)If either of the Seller Parties (or any Successor) intends to sell, transfer, or otherwise remove from the Purchaser’s subservicing pool (whether before or after the expiration of the Minimum Servicing Period) any Retained Loans such that the aggregate outstanding principal balance of such loans exceeds thirty-five percent (35%) of the aggregate outstanding principal balance of the Retained Loans as of the Closing Date, the Seller Parties (or any Successor) shall provide the Purchaser with at least one hundred twenty (120) days’ prior written notice before effecting such removal. For any removal of Retained Loans up to thirty-five percent (35%) of the aggregate outstanding principal balance as of the Closing Date, the Seller Parties (or any Successor) shall provide the Purchaser with at least thirty (30) days’ prior (whether before or after the expiration of the Minimum Servicing Period) written notice.
(e)If, upon the closing of a Change of Control Transaction, either of the Seller Parties (or any Successor) intends to terminate the Purchaser’s subservicing of the Retained Loans pursuant to the LSP Agreement, the Seller Parties (or any Successor) shall provide the Purchaser with at least one hundred twenty (120) days’ prior written notice before such termination, provided that no such termination shall be effective prior to the expiration of the Minimum Servicing Period.
(f)The Parties acknowledge and agree that the Purchaser is entering into this Agreement in material reliance upon the continued performance of the post-Closing covenants and obligations set forth herein and in the LSP Agreement, and that the financial returns and benefits to be derived by the Purchaser from the performance of such covenants and LSP Agreement are a material inducement for the Purchaser’s agreement to consummate the transactions contemplated hereby. Accordingly, the Seller Parties shall not take, or permit to be taken, any action that would reasonably be expected to frustrate, impair, or otherwise interfere with the Purchaser’s rights under this Agreement or the LSP Agreement as a result of any Change of Control Transaction involving the Seller Parties or their respective assets during the Minimum Servicing Period.
(g)The provisions of this Section 6.13 shall survive the Closing and shall be binding upon any Successor or assign of either Seller Party.
Section 6.14Pre-Closing Issues; Further Assistance.
(a)During the one-year period following the Closing Date (the “Post-Closing Review Period”), if the Purchaser provides written notice to the Seller Parties identifying a breach of any representation made by the Seller Parties in Section 4.8 of this Agreement resulting from a matter, event or state of facts that (i) has caused or is reasonably likely to cause the SBA to refuse or attempt to refuse to honor all or part of its SBA Guaranty, or (ii) has adversely affected or is reasonably likely to adversely affect the Purchaser’s ability to enforce its rights under the Loan Documents or with respect to any collateral for a Purchased Loan, and provided that the issue can reasonably be determined to have existed as of or before the Closing Date (each, a “Pre-Closing Issue”), the following procedures will apply:
(i)The Seller Parties will, at their sole expense, use commercially reasonable efforts to promptly correct or otherwise resolve such Pre-Closing Issue in all material respects. The Purchaser (at its sole expense) will cooperate in good faith with such efforts of the Seller Parties, including by providing access to relevant documents and information as reasonably requested.
(ii)If the Seller Parties make a written request for the Purchaser to attempt to cure or resolve a Pre-Closing Issue, the Purchaser may, in its sole discretion, do so. In such cases, the Seller Parties will reimburse the Purchaser for all reasonable and documented out-of-pocket costs and expenses incurred in connection with those efforts. The Seller Parties will also cooperate in good faith with the Purchaser to support the resolution of the issue.
(iii)If, at any time during the Post-Closing Review Period, the SBA denies or seeks to deny all or any part of its guaranty for a Purchased Loan, the Purchaser will use its commercially reasonable efforts to contest or challenge such denial or impairment in a manner consistent with the terms set forth in the LSP Agreement, including, without limitation, by exercising commercially reasonable efforts on the advice of counsel to pursue available administrative remedies, legal challenges and appeals, and fulfilling all obligations under this Agreement in the event of an SBA denial of a guaranty.
(b)Provided that the Purchaser has complied in all material respects with the provisions of Section 6.14(a), a Pre-Closing Issue that (i) has been timely noticed by the Purchaser at or prior to the first anniversary of the Closing Date, and (ii) results in the failure of the SBA to honor an SBA Guaranty in full or in part for the applicable Guaranteed Interest of any Purchased Loan prior to the second (2nd) anniversary of the Closing Date, shall be referred to herein as an “Indemnifiable Pre-Closing Issue”.
(c)If the Purchaser is or becomes subject to any claim, defense, counterclaim, setoff, or other legal proceeding or dispute (including, without limitation, any litigation, arbitration, or governmental inquiry) relating to any Purchased Loan or the enforcement of any rights or remedies under any Loan Document, the Seller Parties shall, at the Purchaser’s reasonable request and with the Seller Parties paying their own costs and expenses, take all reasonable actions and provide all cooperation reasonably requested by the Purchaser to assist the Purchaser in exercising, preserving, and protecting its rights and remedies with respect thereto, including, without limitation, providing testimony, documents, or other evidence, and joining in or supporting any legal proceedings as may be reasonably necessary.
(d)The obligations set forth in this Section 6.14 shall survive the Closing and shall not be merged into any instrument of conveyance delivered at the Closing.
Section 6.15Document Retention. The Seller Parties covenant and agree that, for a period of not less than seven (7) years following the Closing Date, they shall exercise commercially reasonable efforts to retain and preserve complete and accurate copies of all Loan Documents, transaction files and other material documentation and correspondence (including e-mail correspondence) relating to the Purchased Loans that are not physically or electronically delivered to the Purchaser at or following the Closing Date (the “Retained Copies”). The Seller Parties further agree to make the Retained Copies available to the Purchaser and its representatives for inspection and electronic copying during normal business hours upon reasonable advance written notice, and to reasonably cooperate in good faith with the Purchaser in connection with any requests for Retained Copies.
Section 6.16Proprietary Origination and Servicing Materials. The Seller Parties hereby covenant and agree that, effective as of the Closing, the Purchaser and its Affiliates shall have a perpetual, irrevocable, royalty-free, fully paid-up, transferable, sublicensable, and worldwide license to use, reproduce, modify, display, perform, distribute, and otherwise exploit any and all unregistered intellectual property, know-how, trade secrets, processes, procedures, methods, data, documentation, software, forms, templates, and other proprietary information or rights (other than registered intellectual property) owned, developed, or used by Seller Parties or their Affiliates as of or prior to the Closing Date, to the extent necessary or useful to (a) service, administer, collect, enforce, or otherwise realize the benefit of the Purchased Loans, (b) service, administer, collect, enforce, or otherwise realize the benefit of the Retained Loans, and (c) originate, underwrite, service, administer, collect, enforce, or otherwise realize the benefit of any SBA Loans after the Closing (collectively, the “Proprietary Origination and Servicing Materials”). For the avoidance of doubt, nothing in this Agreement shall be construed to prohibit or restrict the Purchaser or its Affiliates from using any such unregistered intellectual property, know-how, or other rights in connection with the origination or servicing of SBA Loans or any other activities relating to the Purchased Loans or the Retained Loans, and the Seller Parties (including their successors and assigns) shall not take any action that would interfere with, limit, or restrict the Purchaser’s or its Affiliates’ exercise of the rights granted under this Section 6.16.
Section 6.17Software Conversion.
(a)The Seller Parties shall complete the conversion of their core systems relating to the Purchased Loans from the Seller Parties’ current platform to the Purchaser’s core system, such that, as of the Closing, all data, records, and information necessary for the servicing of the Purchased Loans are fully integrated into and accessible through the Purchaser’s core system in a manner reasonably satisfactory to the Purchaser. Unless otherwise agreed by the Purchaser, the completion of such conversion shall be a condition precedent to the Purchaser’s obligation to consummate the transactions contemplated by this Agreement.
(b)With respect to the Retained Loans, the Seller Parties shall, as soon as reasonably practicable following the Closing, convert all systems, data, records, and information relating to the servicing of the Retained Loans to a servicing software platform that is reasonably acceptable to the Purchaser and that enables the Purchaser to properly service such Retained Loans in accordance with the terms of the LSP Agreement. The Seller Parties shall cooperate in good faith with the Purchaser and take all actions reasonably necessary to facilitate such conversion, including providing access to relevant personnel, data, and documentation. The Seller Parties will make available their systems, computer servers and hardware and facilities in order to facilitate the transition of the Purchased Loans after the Closing Date, on the terms and subject to the conditions specified in an addendum to the LSP Agreement or as otherwise agreed to by the Parties. The Parties hereto shall bear their own respective costs and expenses associated with such conversion unless otherwise agreed in writing by the Parties.
(c)The Seller Parties shall provide such further assurances and take such additional actions as may be reasonably requested by the Purchaser (with each party paying its own expenses) to effectuate the conversions described in this Section 6.17 and to facilitate the Purchaser’s ability to service the Purchased Loans and Retained Loans in accordance with the terms of this Agreement and the LSP Agreement.
ARTICLE 7
CONDITIONS TO CLOSING
Section 7.1Conditions to the Obligations of the Purchaser and the Seller Parties to Close. The obligations of the Parties hereto to effect the Closing are subject to the satisfaction (or waiver by all Parties) prior to the Closing of the following conditions:
(a)No Injunctions. No court or Governmental Authority of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, non-appealable judgment, decree, injunction or other order that is in effect on the Closing Date and enjoins, restrains or prohibits this Agreement or the consummation of any of the material transactions contemplated hereby.
(b)No Material Pending Actions. There shall not be pending any material Action initiated by a Person other than Parties or their respective Affiliates seeking to enjoin or restrain consummation of the Transactions, or seeking Damages in connection with the Transactions.
(c)Consents. Each of the Required Consents shall have been received by the Seller Parties and each shall be in form and substance reasonably satisfactory to the Purchaser and the Seller Parties.
(d)Covenants. The covenants and agreements of the Seller Parties to be performed on or prior to the Closing pursuant to this Agreement and the Closing Agreements shall have been duly performed in all material respects, and the Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of each Seller Party familiar with the Transactions.
(e)OCC Non-Objection. The OCC shall have communicated to Seller Bank the OCC’s non-objection to the consummation of the Transaction (the “OCC Non-Objection”).
(f)SBA Approval. The SBA shall have approved the consummation of the Transaction, including the Parties’ execution and delivery of the LSP Agreement (collectively, the “SBA Approval”).
Section 7.2Conditions to the Obligation of Purchaser to Close. The obligation of the Purchaser to effect the Closing is subject to the satisfaction (or waiver by the Purchaser) prior to the Closing of the following further conditions:
(a)Representations and Warranties. The representations and warranties of the Seller Parties contained in this Agreement (including the Disclosure Schedules hereto) shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date, unless expressly limited to the Effective Date, in which case they shall have been true and correct in all material respects as of the Effective Date. Each Seller Party shall have delivered to the Purchaser a certificate signed by a duly authorized officer of such Seller Party familiar with the Transactions, dated the Closing Date, to the effect set forth in this Section 7.2(a).
(b)Proceedings, Instruments Satisfactory. All proceedings, corporate or otherwise, to be taken by the Seller Parties in connection with the Transactions, and all documents incident thereto, including the Closing Agreements, shall be reasonably satisfactory in form and substance to the Purchaser, and the Seller Parties shall have made available to the Purchaser for examination the originals or true and correct copies of all documents in their possession which the Purchaser may reasonably request in connection with the Transactions.
(c)No Material Adverse Effect. No event, circumstance, change, development, or effect shall have occurred, and no condition shall exist, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
(d)Assignment of Purchased Loans; Closing Agreements; Transfer Documents. Each Seller Party shall have executed and delivered (or caused to be executed and delivered) to the Purchaser the Closing Agreements the Transfer Documents, and any other assignments, endorsements, agreements or documents as required herein to vest ownership of the Acquired Assets in the Purchaser.
(e)Other Deliveries. The Purchaser shall have received such other documents, agreements, instruments and other items in the Seller Parties’ possession as the Purchaser may reasonably request consistent with the Seller Parties’ obligations under this Agreement.

Section 7.3Conditions to the Obligation of the Seller Parties to Close. The obligation of the Seller Parties to effect the Closing is subject to the satisfaction (or waiver by the Seller Parties) prior to the Closing of the following further conditions:
(a)Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct at and as of the Closing with the same force and effect as though made at and as of the Closing Date. The Purchaser shall have delivered to the Seller Parties a certificate signed by a duly authorized officer of the Purchaser familiar with the Transactions, dated the Closing Date, to the effect set forth in this Section 7.3(a).
(b)Covenants. The covenants and agreements of the Purchaser to be performed on or prior to the Closing shall have been duly performed in all material respects, and the Seller Parties shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Purchaser familiar with the Transactions.
(c)Proceedings, Instruments Satisfactory. All proceedings, corporate or otherwise, to be taken by the Purchaser in connection with the Transactions, and all documents incident thereto, including the Closing Agreements, shall be reasonably satisfactory in form and substance to the Seller Parties, and the Purchaser shall have made available to the Seller Parties for examination the originals or true and correct copies of all documents which the Seller Parties may reasonably request in connection with the Transactions. At Closing, the Purchaser shall deliver a copy of the resolutions of its board of directors authorizing the Transactions.
(d)Closing Agreements. The Purchaser shall have executed and delivered to the Seller Parties the Closing Agreements to which it is a party, the Transfer Documents, and any other assignments, endorsements, agreements or documents required herein to vest ownership of the Acquired Assets in the Purchaser.
(e)Purchase Price. The Purchaser shall have paid the Purchase Price to the Seller Bank pursuant to Section 3.1(c).
(f)Other Deliveries. The Seller Parties shall have received such other documents, agreements, and instruments, and other items in the Purchaser’s possession as the Seller Parties may reasonably request consistent with the Purchaser’s obligations under this Agreement.
ARTICLE 8
INDEMNIFICATION
Section 8.1Survival.
(a)The representations and warranties of the Parties contained in this Agreement, or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement, shall survive the Closing until the date that is fifteen (15) months after the Closing Date; provided that, (i) the Seller Parties Fundamental Representations and the Purchaser Fundamental Representations shall survive until the last date permitted by Law, (ii) the representations and warranties of the Seller Parties set forth in Section 4.8 shall survive until the first anniversary of the Closing Date, and (iii) representations contained in Section 4.9 shall survive until sixty (60) days after the expiration of the applicable statute of limitations (including any extensions thereof) for any taxing authority to review and assess any Taxes.
(b)All of the covenants, obligations and agreements contained in this Agreement or in any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement that are to be performed or complied with on or prior to the Closing shall survive the Closing until fully performed or fulfilled or upon expiration of their respective terms, unless and only to the extent that any such non-compliance with any such covenants, obligations or agreements is expressly waived in writing by the Party entitled to the benefit thereof (the date on which the representations, warranties, covenants or agreements expire pursuant to Section 8.1(a) or Section 8.1(b), respectively, each a “Survival Expiration Date”). The Survival Expiration Date for the covenants set forth in Section 6.14 shall be the last day of the Post-Closing Review Period.
(c)Notwithstanding the foregoing, any specific claim for the breach or inaccuracy of any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the applicable Survival Expiration Date, if notice of such claim shall have been validly delivered to the Party against whom such indemnity may be sought prior to the applicable Survival Expiration Date in accordance with Section 8.5. The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the Survival Expiration Dates set forth and agreed to in this Section 8.1 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.
Section 8.2Indemnification by the Seller Parties. Subject to the provisions of this Article 8, effective from and after the Closing, the Seller Parties shall, jointly and severally, indemnify, defend and hold harmless the Purchaser and each of Purchaser’s Affiliates, and its and their respective representatives (collectively, the “Purchaser Indemnitees”) from and against, and shall pay and reimburse any Purchaser Indemnitee for, any and all Damages incurred or suffered by any Purchaser Indemnitee to the extent arising from or relating to:
(a)any inaccuracy in or breach of any representation or warranty made by a Seller Party in this Agreement or in any certificate or other writing delivered by or on behalf of a Seller Party pursuant to this Agreement;
(b)any breach of or failure to perform or comply with any covenant, agreement or obligation to be performed or complied with by a Seller Party pursuant to this Agreement;
(c)any Excluded Assets or Excluded Liabilities;
(d)any unpaid Seller Taxes that affect any of the Acquired Assets in any respect; or
(e)any Indemnifiable Pre-Closing Issues.
Section 8.3Indemnification by the Purchaser. Subject to the provisions of this Article 8, effective at and after the Closing, the Purchaser shall indemnify, defend and hold harmless each Seller Party and each Seller Party’s Affiliates and its and their respective stockholders and representatives (collectively, the “Seller Party Indemnitees”) against, and shall pay and reimburse any Seller Party Indemnitee for, any and all Damages incurred or suffered by any Seller Party Indemnitee to the extent arising from or relating to:
(a)any inaccuracy in or breach of any representation or warranty made by the Purchaser in this Agreement or in any certificate or other writing delivered pursuant hereto;
(b)any breach of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement; or

(c)any Third Party Claim resulting or arising from a failure by the Purchaser to satisfy any Assumed Liabilities, or to comply with any SBA Rules and Regulations following the Closing Date.
Section 8.4Limitations and Other Matters Relating to Indemnification.
(a)Damages shall be reduced by the amount of any insurance proceeds (net of expenses of collection) actually received in connection with such Damages. Each Indemnified Party will exercise its commercially reasonable efforts to collect insurance proceeds under applicable insurance policies that are then in force if and to the extent that such Damages relate to an event covered by such insurance policies; provided, however, it is not a condition to indemnification under this Agreement that such efforts have been exhausted. If the Indemnified Party shall receive any such insurance proceeds after payment of any Damages by the Indemnifying Party, the Indemnified Party shall pay to the Indemnifying Party the lesser of the amount of such insurance proceeds (net of expenses of collection) and the amount actually paid by the Indemnifying Party to the Indemnified Party in respect of such Damages.
(b)With respect to indemnification by the Seller Parties under Section 8.2(a), except in respect of claims of Fraud against the Person committing such Fraud, the Seller Parties’ aggregate liability hereunder shall not exceed the Purchase Price.
(c)Except in the event of Fraud, Purchaser’s aggregate liability under Section 8.3(a) shall not exceed an amount equal to the Purchase Price.
Section 8.5Procedures. Claims for indemnification under this Agreement shall only be asserted and resolved as follows:
(a)Any Purchaser Indemnitee or Seller Party Indemnitee claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under this Article 8 shall (i) promptly (but no later than twenty (20) calendar days after receiving notice of the Third Party Claim or if the legal term to provide the response is twenty (20) days or shorter, then within the first half of the legal term to provide such response) notify the other Party (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice stating the nature, basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Third Party Claim), the method of computation thereof (to the extent known or estimated), any other remedy sought thereunder, any relevant time constraints relating thereto, and, to the extent practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure to notify the Indemnifying Party in accordance with this Section 8.5(a) will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent (1) the Indemnifying Party is actually and materially prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnifying Party of such Third Party Claim in accordance with this Section 8.5(a) prior to the applicable Survival Expiration Date. The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims.
(b)An Indemnifying Party may elect to, at any time, assume and thereafter conduct the defense of any Third Party Claim with counsel of the Indemnifying Party’s choice and to settle or compromise any such Third Party Claim, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnifying Party (including the making of any related claims, counterclaims or cross complaints against any Person in connection with the Third Party Claim) or the settlement of such Third Party Claim by the

Indemnifying Party; provided, however, that (x) prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that it would have an indemnity obligation for Damages resulting from such Third Party Claim as provided under this Article 8 and (ii) furnish the Indemnified Party with evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder and (y) the Indemnifying Party will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim without the Indemnified Party’s prior written approval (not to be unreasonably withheld, conditioned or delayed), unless the terms of such settlement provide for a complete release of the claims that are the subject of such Third Party Claim in favor of the Indemnified Party. If the Indemnified Party gives an Indemnifying Party notice of a Third Party Claim and the Indemnifying Party does not, within thirty (30) calendar days after such notice is given or if the legal term to provide the response is twenty (20) days or shorter, then within the first half of the legal term to provide such response, (i) give notice to the Indemnified Party of its election to assume the defense of the Third Party Claim and (ii) thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Third Party Claim; provided, however, that the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) unless the terms of such settlement provide for a complete release of the claims that are the subject of such Third Party Claim in favor of the Indemnifying Party.
(c)The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it; provided that in the following circumstances the Indemnifying Party shall pay the reasonable fees and expenses of such separate counsel: (x) to the extent incurred by the Indemnified Party prior to the date that the Indemnified Party assumes control of the defense of the Third Party Claim or (y) if the Indemnified Party is advised by counsel that (1) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (2) there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be materially adverse to the Indemnifying Party. In the case of the foregoing clause (y), the Indemnifying Party shall keep the Indemnified Party reasonably informed with respect to such Third Party Claim and cooperate with the Indemnified Party in connection therewith. If the Indemnifying Party agrees in writing not to control the defense of such Third Party Claim, the Indemnified Party may control the defense of such Third Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of such counsel to the Indemnified Party.
(d)The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim if and to the extent (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, their respective stockholders or representatives or (iii) in the case of a Purchaser Indemnitee, the amount of the Third Party Claim, if determined in accordance with the claimant’s demands, would reasonably be expected to result in any Damages, together with all other unresolved claims for indemnification by the Purchaser Indemnitees, that would not be available for recovery under this Article 8.
(e)If any Indemnified Party becomes aware of any circumstances that may give rise to a claim for indemnification pursuant to this Article 8 for any matter not involving a Third Party Claim, then such Indemnified Party shall promptly (i) notify the Indemnifying Party and (ii) deliver to the Indemnifying Party a written notice describing in reasonable detail the nature of the claim, describing in reasonable detail the basis of the Indemnified Party’s request for indemnification under this Agreement and including the Indemnified Party’s best estimate of the amount of Damages that may arise from such claim. Failure to notify the Indemnifying Party in accordance with this Section 8.5(e) will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent (A) the Indemnifying Party is materially and adversely prejudiced by the Indemnified Party’s failure to give such notice or (B) the Indemnified Party fails to notify the Indemnifying Party of such claim in accordance with this Section 8.5(e) prior to the applicable Survival Expiration Date.
(f)In respect of a Third Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable indemnification claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.
Section 8.6Indemnification as Sole Remedy. Except with respect to claims based on actual Fraud solely in respect of any representation or warranty expressly given in this Agreement, following the Closing, indemnification pursuant to this Article 8 will be the sole and exclusive remedy of the Parties and any Person claiming by or through any party (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement and neither the Purchaser nor any Seller Party will have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the Transactions, whether based on contract, tort, strict liability, other Laws or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article 8. The Purchaser and the Seller Parties acknowledge and agree that, except in the case of Fraud solely in respect of any representation or warranty expressly given in this Agreement:
(a)the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement and hereby waive any statutory and common law remedies, with respect to matters relating to the Transactions;
(b)the provisions of and the limited remedies provided in this Article 8 were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Purchase Price;
(c)after the Closing, no Party or its Affiliates may seek the rescission of the Transactions; and
(d)the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s length transaction.
Section 8.7Effect of Investigation. The representations, warranties and covenants of the Seller Parties and the Purchaser Indemnitees right to indemnification with respect hereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Purchaser or by reason of the fact that any of the Purchaser Indemnitees knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the waiver of any condition set forth in this Agreement by the Purchaser.
Section 8.8Payment of Claims. Upon a determination of liability under this Article 8, the Indemnifying Party shall pay the Indemnified Party the amount so determined within five (5) Business Days after the date of determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute.
ARTICLE 9
TERMINATION
Section 9.1Termination. This Agreement may be terminated and the Transactions may be terminated and abandoned at any time prior to the Closing:
(a)by mutual written consent of the Parties;
(b)by either the Seller Parties or Purchaser, if the Closing has not occurred on or before December 15, 2025 (or such later date as may be mutually agreed to by the Parties) (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this subsection shall not be available to any Party whose failure to fulfill any obligations under this Agreement proximately contributed to the failure of the Closing to occur on or before December 15, 2025; and provided further that in the event the Closing has not occurred due to the failure of the Seller Parties to obtain the OCC Non-Objection, the Closing Date shall be automatically extended for up to an additional sixty (60) days; and provided further, that in the event the Closing has not occurred due to the failure of the Parties to obtain the required approval from the SBA, the Closing Date shall be extended for up to an additional sixty (60) days if the Parties mutually agree in good faith that such approval can reasonably be expected to be obtained within such additional sixty (60) day period;
(c)by either the Purchaser or the Seller Parties, if (i) there shall be any Law enacted, promulgated or issued by any Governmental Authority that makes consummation of the Closing illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an Order permanently enjoining the Transaction, and such Order shall have become final and non-appealable;
(d)by the Purchaser upon any material breach or inaccuracy of a representation or warranty, or material breach of any covenant by the Seller Parties which is not cured within ten (10) Business Days after the Seller Parties receive written notice of the breach from Purchaser;
(e)by the Seller Parties upon any material breach or inaccuracy of a representation or warranty, or material breach of any covenant, by the Purchaser in this Agreement which is not cured within ten (10) Business Days after the Purchaser receives written notice of the breach from the Seller Parties;
(f)by either the Seller Parties or the Purchaser, if any Governmental Authority has issued a resolution denying the granting of the Required Consents or otherwise prohibiting the Closing; and
(g)subject to Section 9.1(b), by the Seller Parties or the Purchaser if SBA has not granted the SBA Approval or the OCC has not granted the OCC Non-Objection by the

Termination Date or has indicated that it will not grant the SBA Approval or the OCC Non-Objection, as applicable.
Section 9.2Effect of Termination; Procedure.
(a)Except as set forth in this Section 9.2, if this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability (other than in the case of an intentional and material breach) or further obligation on the part of any Party, except that this Section 9.2 and Article 10 shall survive the termination hereof; provided, however, that if this Agreement is validly terminated by a Party as a result of an intentional and material breach of this Agreement by the non-terminating Party, then the terminating Party shall be entitled to all rights and remedies available at law or equity for such intentional and material breach. Failure by a Party to proceed towards Closing upon the satisfaction or waiver (to the extent such waiver is not prohibited by applicable Law) of the conditions precedent set forth in Article 7 shall be considered an intentional and material breach of this Agreement.
(b)In the event this Agreement is terminated pursuant to Section 9.1:
(i)all confidential information received by the Purchaser or any of its representatives with respect to the Seller Parties or the Seller Parties’ Affiliates shall be returned or destroyed and, if such confidential information cannot be returned or destroyed, shall be treated in accordance with any applicable provisions of the Confidentiality Agreement; and
(ii)all filings, applications and other submissions made to any Person, including any Governmental Authority, in connection with the Transaction shall, to the extent practicable and not legally prohibited, be withdrawn from such Person.
Section 9.3Fees and Expenses. Other than as expressly provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs or expenses, whether or not the Transaction is consummated.
ARTICLE 10
MISCELLANEOUS
Section 10.1Confidentiality.
(a)Seller Parties Obligation. Each Seller Party shall use its commercially reasonable efforts to keep strictly confidential the terms of this Agreement and any and all information about (i) the Purchaser or Purchaser’s Affiliates provided to the Seller Parties or their Affiliates, agents or representatives in the course of negotiations relating to this Agreement or any transaction contemplated by this Agreement, and (ii) information relating to the Acquired Assets, and the Seller Parties have instructed their respective officers, employees, agents and other representatives having access to such information of such obligation of confidentiality.
(b)Purchaser Obligation. The Purchaser shall use its commercially reasonable efforts to keep strictly confidential the terms of this Agreement and any business and financial information about the Seller Parties (other than information specifically relating to the Acquired Assets) provided to the Purchaser in connection with this Agreement, and the Purchaser has instructed its respective officers, employees, agents and other representatives having access to such information of such obligation of confidentiality.

(c)Exceptions. The obligations of confidentiality set forth in this Section 10.1 shall not apply to information (i) disclosed to each Party’s counsel or independent auditors or other advisors, or to the Purchaser’s prospective lenders, investors or partners in connection with the Transactions, (ii) requested to be disclosed by or to any Governmental Authority or required to be disclosed by Law or administrative proceeding, or required to be disclosed under any state or federal securities laws or in filings made by the Parties in connection with the foregoing, (iii) for which a Party has received a subpoena or similar demand (provided that such Party shall to the extent permitted by applicable Law first, as promptly as practicable upon receipt of such demand, furnish a copy to the other Party), (iv) generally available to the public or in the possession of the receiving Party before its disclosure under this Agreement, (v) disclosed by a Party in connection with a proceeding to enforce its rights against the other Party for a breach arising under this Agreement, (vi) that is necessary to effectuate the transfer of the Acquired Assets to the Purchaser or to enforce the rights of the Purchaser under this Agreement or the Closing Agreements, or (vii) that is necessary in connection with the Purchaser investor and partner requirements.
Section 10.2Publicity. Except as otherwise required by applicable laws or regulations, prior to the Closing Date, except for a press release which shall be mutually approved by the parties and any Exchange Act filings to be filed by the Seller Parties concerning this Agreement and the Transactions (which the Seller Parties shall provide to the Purchaser in draft form at least one (1) Business Day prior to Seller Parties’ disclosure and Seller Parties agree to consider in good faith any comments provided by the Purchaser within 18 hours after receiving such draft), neither Party shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other Party to the contents and the manner of presentation and publication thereof.
Section 10.3Survival. The provisions of this Article 10 shall survive the termination of this Agreement.
Section 10.4Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either Party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by email, as follows:
(a)if to the Seller Parties, to:
BayFirst Financial Corp.
700 Central Avenue
St. Petersburg, Florida 33701
Attention: Tom Zernick, Chief Executive Officer
Phone: [redacted]
Email: [redacted]

with a copy (which shall not constitute notice) to:
Igler and Pearlman, P.A.
3122 Mahan Drive, Suite 801-180
Tallahassee, Florida 32308
Attention: Richard Pearlman
Phone: [redacted]
Email: [redacted]
(b)if to Purchaser, to:
Banesco USA
3155 NW 77th Avenue
Suite 100
Miami, Florida 33122
Attention: Kenneth Schoeni, Chief Financial Officer
Phone: [redacted]
Email: [redacted]

and

Norma Sabo, General Counsel
Phone: [redacted]
[redacted]

with a copy (which shall not constitute notice) to:
Winston & Strawn LLP
200 S. Biscayne Boulevard, Suite 2400
Miami, FL 33131
Attention: Enrique J. Martin
Phone: [redacted]
Email: [redacted]

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by email shall be confirmed by a delivery receipt (such as a Microsoft Outlook delivery receipt) and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 10.5Governing Law. THE PROVISIONS OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE). THE PARTIES HERETO AGREE THAT VENUE AND JURISDICTION REGARDING ANY ACTION HEREUNDER SHALL BE EXCLUSIVELY IN ANY STATE OR FEDERAL COURT IN PINELLAS COUNTY OR MIAMI, FLORIDA.

Section 10.6Choice of Venue; Jurisdiction. Except as otherwise expressly provided in this Agreement, the Parties hereto agree that any and all suits, actions or proceedings seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Closing Agreements, or the transactions contemplated hereby or thereby, shall be brought only to the exclusive jurisdiction of the courts of the State of Florida located in Pinellas County or Miami-Dade County, and each of the Parties hereby consents to the jurisdiction of such courts in any such suit, action or proceeding. The Parties hereto irrevocably waive, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. The Parties agree that, after a legal dispute is before a court as specified in this Section 10.6, and during the pendency of such dispute before such court, all actions, suits or proceedings with respect to such dispute or any other dispute, including without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each of the Parties consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such Party by hand or by certified mail, delivered or addressed as set forth in Section 10.4 hereof.
Section 10.7Entire Agreement; Amendments and Waivers. This Agreement (including the Closing Agreements and any exhibits and schedules hereto and thereto) constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. The failure of a Party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 10.8Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. No Party to this Agreement may assign its rights or obligations hereunder without the written consent of the other Party, which consent shall not be unreasonably withheld, provided that the Purchaser may assign without consent to a subsidiary of the Purchaser identified by the Purchaser in writing no more than thirty (30) days after the Effective Date, provided further, that such subsidiary is qualified to act as a successor servicer for the Purchased Loans and is qualified to acquire the Acquired Assets, in each case in accordance with applicable Law (but the Purchaser shall remain liable for the subsidiary’s performance).
Section 10.9Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.
Section 10.10Severability. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.
Section 10.11Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument. If any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, the signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if the facsimile or “pdf” signature page were an original.
Section 10.12Headings. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 10.13Expenses. The Seller Parties and the Purchaser shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the Transactions.
Section 10.14Construction. Unless the context shall require otherwise: (1) any references herein to a “Section,” “Article”, “Schedule” or “Exhibit” means the applicable section, article, schedule or exhibit of or to this Agreement; (2) words importing the singular number or plural number shall include the plural number and singular number, respectively; (3) words importing the masculine gender shall include the feminine and neuter genders, and vice versa; (4) reference to “include” and “including” shall be deemed to be followed by the phrase “without limitation”; (5) reference in this Agreement to “herein,” “hereof” or “hereunder,” or any similar formulation, shall be deemed to refer to this Agreement as a whole, including all Closing Agreements, and all Schedules and Exhibits hereto or thereto; and (6) reference to “and” and “or” shall be deemed to mean “and/or.”
Section 10.15Non-Disparagement. Each Party agrees that, during the two-year period following the Effective Date, it and its Affiliates shall not engage in any vilification of the other Party or any its Affiliates in any communications with third parties, and shall refrain from making to any third party any false, vilifying or disparaging statements concerning the other Party, its Affiliates or their respective officers or directors; provided, however, that nothing in this Agreement shall prohibit the disclosure by either Party or its Affiliates of information which is required to be disclosed in compliance with applicable laws or regulations or by order of a court or other regulatory body of competent jurisdiction, or in connection with the enforcement of remedies hereunder. The only persons whose statements may be attributed to a Party or its Affiliates for purposes of this Section 10.15 shall be those of their respective executive officers and directors. This Section 10.15 shall survive the termination of this Agreement and the Closing for a period of two (2) years.
Section 10.16Time of the Essence. Time is of the essence of each and every provision of this Agreement where time is a factor.
Section 10.17Prevailing Party Attorney’s Fees. In the event of any litigation between the Parties based upon, arising out of, or relating to this Agreement, the prevailing party shall be entitled to recover its actual attorney’s fees, court costs, and litigation expenses.

IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the date and year first above written.
HOLDCO:
BAYFIRST FINANCIAL CORP.
By: /s/ Tom Zenick
Name: Tom Zernick
Title: CEO

SELLER BANK:
BAYFIRST NATIONAL BANK
By: /s/ Tom Zernick
Name: Tom Zernick
Title: CEO

PURCHASER:
BANESCO USA
By: /s/ Kenneth Schoeni
Name: Kenneth Schoeni
Title: EVP and Chief Financial Officer